EXECUTION VERSION

SENIOR SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT
Dated as of March 13, 2013
Among
GEOKINETICS HOLDINGS USA, INC.,
as Borrower
GEOKINETICS INC.,
as Parent
CANTOR FITZGERALD SECURITIES,
as Administrative Agent and Collateral Agent,
And
THE LENDERS PARTY HERETO

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Section 11.16.	Binding Effect	90
Section 11.17.	Judgment Currency	90
Section 11.18.	Lender Action	91
Section 11.19.	USA PATRIOT Act	91

SCHEDULES
1	—	Guarantors
2	—	Collateral Documents for Effective Date
1.01A	—	Existing Indebtedness
1.01B	—	Foreign Subsidiaries
1.01C	—	Immaterial Subsidiaries
1.01D 1.01E 2.01 2.02(b)	— — — —	Non-Loan Party Indebtedness Permitted Senior Liens Commitments Backstop Commitments
2.05(b) 2.07	— —	Exempted Dispositions and Casualty Events Existing as of Effective Date Chapter 11 Plan Treatment Terms
5.03	—	Governmental Authorizations and Filings
5.06	—	Litigation
5.07(b)(i)	—	Owned Real Property
5.07(b)(ii)	—	Leased Real Property
5.09(a)	—	Environmental Compliance Exceptions
5.09(b)	—	Hazardous Material Release
5.09(c)	—	Remedial Actions
5.09(d)	—	Environmental Permits
5.09(e)	—	Environmental Liabilities
5.10(a)	—	Taxes: Filings and Payments
5.10(b)	—	Taxes: Material Claims, Waivers and Extensions; Notifications and Examinations
5.10(c)	—	Taxes: Tax Sharing Agreements
5.11(a)	—	Compliance with ERISA
5.12	—	Labor Matters
5.13	—	Subsidiaries and Other Equity Investments
5.16	—	Intellectual Property, Licenses
7.01(b)	—	Existing Liens
11.02	—	Administrative Agent’s Office, Certain Addresses for Notices

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EXHIBITS

Form of

A-1	—	Loan Notice
B	—	Prepayment Notice
C	—	Note
E	—	Assignment and Assumption
F	—	Guaranty
G-1	—	Pledge and Security Agreement
H	—	Form of 13-Week Forecast
I	—	Officer’s Certificate

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SENIOR SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT
This SENIOR SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT is entered into as of March 13, 2013, among GEOKINETICS HOLDINGS USA, INC., a Delaware corporation (the “Company” or the “Borrower”), GEOKINETICS INC., a Delaware corporation (the “Parent”), CANTOR FITZGERALD SECURITIES, a New York general partnership, as Administrative Agent and Collateral Agent, and each Lender from time to time party hereto.
PRELIMINARY STATEMENTS
1.    On March 10, 2013 (the “Petition Date”), the Parent, the Borrower and each Domestic Subsidiary of the Borrower (collectively, the “Debtors”) filed voluntary petitions with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) initiating their respective cases under chapter 11 of the Bankruptcy Code (the cases of the Parent, the Borrower and the Domestic Subsidiaries of the Borrower, each a “Case” and collectively, the “Cases”) and continue in the possession of their assets and in the management of their business as debtors and debtors in possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code.
2.    The Borrower has requested that the Lenders provide them with a term loan facility (the “DIP Facility”) on the terms and subject to the conditions set forth herein. The Lenders are willing to provide the DIP Facility to the Borrower on the terms and subject to the conditions set forth herein.
3.    On the Petition Date, the Debtors requested that the Bankruptcy Court enter the Interim Order authorizing the Debtors to enter into the DIP Facility and execute this Agreement and subsequently enter the Final Order, each providing inter alia, that (i) the obligations under the DIP Facility shall constitute allowed senior administrative expense claims against the Debtors with priority over any and all administrative expenses, adequate protection claims, diminution claims and all other claims (other than claims in respect of the Existing Credit Agreement) against the Debtors, now existing or hereafter arising, of any kind whatsoever and (ii) the obligations of the Debtors under the DIP Facility shall be secured by fully perfected security interests in and Liens upon all pre-and post-petition assets of the Debtors, whether existing on or before the Interim Order Entry Date or thereafter acquired, subject only to, until entry of the Final Order, the Avoidance Actions. The respective priorities of the DIP Facility and other parties claiming Liens on all or any part of the Collateral shall be as set forth in the Final Order.
4.    Upon entry of the Final Order, all of the claims and the Liens granted in the Orders and in the Security Documents to the Collateral Agent and the Lenders in respect of the DIP Facility shall be subject only to the Existing Credit Agreement, the Carve-Out and any other Permitted Senior Liens.
Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS
Section 1.01.    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

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“4-Week Rolling Period” means, for any day, the four-week period ending on the last day of the week (which last day of the week shall be consistent with the last day of the week set forth in the corresponding 13-Week Forecast) that includes such day; provided, however, that prior to April 7, 2013, “4-Week Rolling Period” shall mean, for any day, the period beginning on the first day of the week which includes the Petition Date and ending on the last day of the week (which last day of the week shall be consistent with the last day of the week set forth in the corresponding 13-Week Forecast) that includes such day.
“4-Week Rolling Period Variance Report” shall have the meaning set forth in Section 6.01(e).
“13-Week Forecast” shall mean a 13-week cash flow forecast for the Loan Parties substantially in the form attached hereto as Exhibit H or such other form as shall be acceptable to the Backstop DIP Lenders, each together with any supporting schedules. As used herein, “13-Week Forecast” shall (i) include a forecast of all cash flow transactions of the Loan Parties whether or not in the ordinary course of business and (ii) initially refer to the “13-Week Forecast” delivered by the Borrower to the Administrative Agent and the Backstop DIP Lenders on the Effective Date for the period beginning with the week which includes the Petition Date through the thirteenth week thereafter, as authorized by the Interim Order and, thereafter, the most recent 13-Week Forecast delivered by the Borrower to the Administrative Agent and the Backstop DIP Lenders in accordance with Section 6.01(e). Each 13-Week Forecast shall be acceptable to the Backstop DIP Lenders.
“13-Week Forecast 4-Week Amount” means, for any 4-Week Rolling Period, the sum of the respective Total Receipts or Total Adjusted Disbursements, as applicable, for each week in such 4-Week Rolling Period as set forth in the most recent 13-Week Forecast containing such week.
“2013 Monthly Budget” means a business plan and projected operating budget for the Parent and its Subsidiaries for the 2013 calendar year, broken down by calendar month, including income statements, balance sheets, cash flow statements, projected capital expenditures, asset sales, cost savings and head count reductions, targeted facility closures, targeted facility idlings and other milestones, a line item for total available liquidity for the period covered thereby and setting forth the anticipated uses of cash (including the Loan proceeds) for such period and such other business plan metrics as are mutually agreed by the Borrower and the Backstop DIP Lenders. As part of the 2013 Monthly Budget, the chief financial officer of Borrower shall certify that the 2013 Monthly Budget has been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation. The 2013 Monthly Budget shall be acceptable to the Backstop DIP Lenders.
“Administrative Agent” means, subject to Section 10.13, Cantor Fitzgerald Securities, in its capacity as administrative agent under the Loan Documents, or any successor administrative agent appointed in accordance with Section 10.09.
“Administrative Agent’s Office” means, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form agreed to by the Administrative Agent.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person

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specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, partners, agents, advisors, representatives and attorneys-in-fact of such Persons and Affiliates.
“Agents” means, collectively, the Administrative Agent, the Collateral Agent and the Supplemental Administrative Agents (if any).
“Aggregate Commitments” means the Commitments of all the Lenders.
“Aggregate Unused Commitments” means the unused Commitments of all the Lenders.
“Agreement” means this Senior Secured Debtor-in-Possession Credit Agreement, as amended, restated, supplemented or otherwise modified.
“Agreement Currency” has the meaning specified in Section 11.17.
“Antitrust Laws” means the Sherman Act, the Clayton Act, Hart-Scott Rodino Act, the Federal Trade Commission Act, in each case, as amended, and all other federal, state and foreign statutes, rules regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
“Applicable Lending Office” means for any Lender, such Lender’s office, branch or affiliate, if any, designated for Loans, as notified to the Administrative Agent and the Borrower or as otherwise specified in the Assignment and Assumption pursuant to which such Lender became a party hereto, any of which offices may, subject to Section 3.01(e), be changed by such Lender upon 10 days’ prior written notice to the Administrative Agent and the Borrower; provided, that, for the purposes of the definition of “Excluded Taxes” and Section 3.01, any such change shall be deemed an assignment made pursuant to an Assignment and Assumption.
“Approved Budget” means, collectively, the 2013 Monthly Budget, the initial 13-Week Forecast beginning with the week which includes the Petition Date through the 13th week thereafter and each subsequent 13-Week Forecast delivered pursuant to Section 6.01(e) and approved by the Backstop DIP Lenders, and any supporting schedules, together with any updates or supplements to any of the foregoing, in each case in form and substance satisfactory to the Backstop DIP Lenders.
“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.
“Assignees” has the meaning specified in Section 11.07(b).
“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E.

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“Attorney Costs” means and includes all fees, expenses and disbursements of any law firm or other external legal counsel.
“Audited Financial Statements” means the audited consolidated balance sheet of the Parent for the fiscal year ended December 31, 2011 and the related audited consolidated statements of income, shareholders’ equity and cash flows of the Parent for the fiscal year ended December 31, 2011.
“Avoidance Actions” means any and all claims or causes of action arising under Chapter 5 (other than Section 506(c) or Section 724(a)) of the Bankruptcy Code to avoid transfers, preserve or transfer liens or otherwise recover property of the estate and the proceeds thereof and property received thereby whether by judgment, settlement or otherwise. “Avoidance Actions” do not include claims or causes of action pursuant to Section 549 of the Bankruptcy Code and the proceeds thereof, to the extent the transfer avoided was of an asset otherwise constituting Collateral securing the Senior Notes on the Petition Date.
“Backstop Commitment” means, as to each Backstop DIP Lender, its obligation to make Loans to the Borrower pursuant to Section 2.02(b) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Backstop DIP Lender’s name on Schedule 2.02(b), as such amount may be reduced from time to time in accordance with Section 2.06 or increased from time to time in accordance with Section 11.07(i). On the Effective Date, the sum of the Backstop Commitments for the Backstop DIP Lenders equals $0.
“Backstop DIP Lenders” means, collectively, ASOF II Investments, LLC, American Securities Opportunities Fund, LP, American Securities Opportunities Fund (B), L.P., ECF Value Fund, L.P., ECF Value Fund II, L.P., ECF Value Fund International, LTD. and, to the extent holding a Backstop Commitment specified on Schedule 2.02(b), each of their respective Affiliates.
“Backstop Loan” shall have the meaning specified in Section 2.02(b).
“Bankruptcy Code” shall mean title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto.
“Bankruptcy Court” shall have the meaning provided in the Preliminary Statements.
“Borrower” has the meaning specified in the preamble to this Agreement.
“Bonding Liens” means any Lien constituting a Permitted Lien pursuant to Section 7.01(b) that (i) is existing on the Petition Date and (ii) had been either (x) cash collateralized prior to the Petition Date or (y) collateralized prior to the Petition Date by a letter of credit that has been cash collateralized and, in each case, only to the extent of such cash collateral.
“Borrowing” means a borrowing consisting of Loans made by each of the Lenders pursuant to Section 2.01 (and, in the event of funding of Backstop Loans in accordance with Section 2.02(b), Backstop Loans made by the Backstop DIP Lenders pursuant to Section 2.02(b)).
“Borrowing Date” shall mean the date (which shall be a Business Day) of the Borrowing of Loans under Section 2.01.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the province or state where the Administrative Agent’s Office is located and in the State of New York.

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“Capital Expenditures” means, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, the amount of all Capitalized Leases incurred by such Person
“Capitalized Leases” means, for any Person, all leases that are required to be, in accordance with GAAP, recorded as capitalized leases on the balance sheet (excluding footnotes thereto) of such Person.
“Carve-Out” means (a) so long as no Event of Default has occurred and is continuing, allowed professional fees and expenses for professionals retained by the Debtors or any statutory committees appointed in the Cases incurred prior to the occurrence of an Event of Default, subject to entry of a customary order of the Bankruptcy Court allowing such fees and expenses; (b) following and during the continuance of an Event of Default, allowed professional fees and expenses for professionals retained by the Debtors or any statutory committees appointed in the Cases, subject to entry of a customary order of the Bankruptcy Court allowing such fees and expenses, which expenses and fees were incurred solely following such Event of Default, in an aggregate amount not to exceed $2,500,000; and (c) United States Trustee’s fees pursuant to 28 U.S.C. 1930(a)(6) and 31 U.S.C. 3717.
“Cases” shall have the meaning provided in the Preliminary Statements.
“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Parent or any Subsidiary:
(a)    Dollars and Euros;
(b)    securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), maturing, unless such securities are deposited to defease any Indebtedness, not more than six months from the date of acquisition;
(c)    certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500,000,000 and a rating at the time of acquisition thereof of P-1 or better from Moody’s or A-1 or better from S&P;
(d)    repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;
(e)    commercial paper having the highest rating obtainable from Moody’s or S&P and in each case maturing within six months after the date of acquisition;
(f)    securities issued and fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, rated at least “A” by Moody’s or S&P and having maturities of not more than six months from the date of acquisition; and
(g)    money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

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“Cash Management Bank” means any Lender or any Affiliate of a Lender providing treasury, depository and/or cash management services to the Parent or any Subsidiary or conducting any automated clearing house transfers of funds.
“Cash Management Obligations” means obligations owed by the Parent or any Subsidiary to any Lender or any Affiliate of a Lender in respect of any overdraft and related liabilities arising from treasury, depository or cash management services or any automated clearing house transfers of funds.
“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.
“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.
“CFC” means an entity that is a controlled foreign corporation of the Borrower under Section 957 of the Code.
“Change in Law” shall mean (a) the adoption of any law, treaty, order, policy, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) the making or issuance of any guideline, request or directive issued or made after the date hereof by any central bank or other Governmental Authority (whether or not having the force of law).
“Change of Control” means the earliest to occur of:
(i)    the Company ceasing to be a direct Wholly-owned Subsidiary of the Parent;
(ii)    at any time Continuing Directors shall not constitute at least a majority of the Board of Directors of the Parent;
(iii)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of more than thirty-five percent (35%) of the then outstanding voting stock of the Parent other than the Principals or the Backstop DIP Lenders or their respective Affiliates; or
(iv)    a “change of control” or any comparable term under, and as defined in, the Existing Credit Agreement or the Senior Indenture other than as a result of the Backstop DIP Lenders or their respective Affiliates becoming beneficial owners of voting stock.
“Chapter 11 Plan” shall have the meaning specified in Section 4.01(h).
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and Treasury regulations promulgated and rulings issued thereunder.
“Collateral” means all the “Collateral” as defined in any Collateral Document.

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“Collateral Agent” means Cantor Fitzgerald Securities, in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent appointed in accordance with Section 10.09.
“Collateral and Guarantee Requirement” means, at any time, the requirement that:
(a)    the Collateral Agent shall have received each Collateral Document required to be delivered on the Effective Date pursuant to Section 4.01 of this Agreement or pursuant to Section 6.11 or Section 6.13 of this Agreement at such time as set forth therein, duly executed by each Loan Party party thereto;
(b)    all Obligations shall have been unconditionally guaranteed (the “Guarantees”) by the Parent and each Subsidiary (other than a CFC or any Subsidiary that is directly or indirectly owned by a CFC) including, as of the Effective Date, those that are listed on Schedule 1 hereto (each, a “Guarantor”) and such guarantees shall be substantially in the form of Exhibit F (the “Guarantee”); provided, that, with respect to any Subsidiary that is not Wholly-owned, the obligation to provide a Guarantee shall be subject to any limitations or prohibitions arising under constituent documents, any shareholder or joint venture agreement, or applicable law relating to the granting of Guarantees; and provided, further, that such Subsidiary shall use commercially reasonable efforts and shall take all reasonable actions necessary or desirable to remedy any such limitations or restrictions in the grant of such Guarantees;
(c)    except to the extent otherwise provided hereunder or under any Collateral Document, the Obligations and the Guarantees shall have been secured (after giving effect to the Orders) by a first priority (subject only to the Orders, the Permitted Senior Liens and the Carve-Out) security interest in (i) all the Equity Interests of any direct or indirect Domestic Subsidiary of the Borrower (other than any Domestic Subsidiary that is directly or indirectly owned by a CFC), (ii) 66% of the issued and outstanding voting Equity Interests and 100% of the non-voting Equity Interests of each Subsidiary that is a CFC and that is directly held by the Borrower or by any Subsidiary of the Borrower (other than another CFC) and (iii) 100% of the Equity Interests of any Subsidiary that is a Foreign Subsidiary (other than a CFC) that is directly held by the Borrower or by any Subsidiary of the Borrower (other than any Subsidiary that is a CFC or that is directly or indirectly owned by a CFC); provided, that, in the case of clauses (ii) and (iii) hereof, (A) the pledge of any shares in respect of any Subsidiaries that are not Wholly-owned Subsidiaries shall be limited to the shares actually owned by the applicable pledgor and (B) with respect to any Subsidiary that is not Wholly-owned, the obligation to grant security shall be subject to any limitations or prohibitions arising under the constituent documents, any shareholder or joint venture agreement or applicable Law relating to the grant of security; and provided, further, that, with respect to the foregoing clause (B), such grantor shall use commercially reasonable efforts and shall take all reasonable actions necessary or desirable to remedy any such limitations or restrictions in the grant of such pledge;
(d)    the Obligations and the Guarantees shall have been secured (after giving effect to the Orders) by a first priority (subject only to the Orders, the Permitted Senior Liens and the Carve-Out) security interest in all Indebtedness of the Borrower and each Subsidiary that is owing to any Loan Party and any such Indebtedness owing to a Loan Party by any Non-Loan Party shall be evidenced by a promissory note or an instrument and shall have been pledged pursuant to the applicable Collateral Document;
(e)    except to the extent otherwise provided hereunder or under any Collateral Document, the Obligations and the Guarantees shall have been secured (after giving effect to the Orders) by a perfected security interest in, and mortgages on, substantially all tangible and intangible assets of the Borrower and each other Guarantor (including but not limited to accounts receivable, inventory, machinery

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and equipment, investment property, cash, intellectual property, other general intangibles, owned and leased real property and proceeds of the foregoing);
(f)    if requested by the Backstop DIP Lenders, the Administrative Agent and the Backstop DIP Lenders shall have received a perfection certificate, UCC financing statements and short-form intellectual property security agreements; and
(g)    none of the Collateral shall be subject to any Liens other than Liens permitted by Section 7.01.
Notwithstanding the foregoing, no pledge of any shares or Collateral and no Guarantee shall be required to be given by any such pledgor or grantor that is a Foreign Subsidiary to the extent (1) prohibited by applicable Law or (2) where the grant of such security, pledge or Guarantee would result in a significant risk to the directors or officers of such grantor, pledgor or Guarantor of contravention of their fiduciary duties and/or criminal or civil liability to such directors or officers; provided, that in each of the foregoing clauses (1) and (2), such grantor, pledgor or guarantor or the officers and directors thereof, as applicable, shall use commercially reasonable efforts and shall take all reasonable actions necessary or desirable to remedy any such limitations or restrictions and make the granting of such security interests, Guarantee or pledge of Collateral feasible.
The foregoing definition shall not require the creation or perfection of pledges of or security interests in particular assets if and for so long as the Backstop DIP Lenders determine in their reasonable discretion that the cost of creating or perfecting such pledges or security interests in such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom.
The Backstop DIP Lenders may grant extensions of time for the perfection of security interests in particular assets (including extensions beyond the Effective Date for the perfection of security interests in the assets of the Loan Parties on such date) where they reasonably determine that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.
“Collateral Documents” means, collectively, the Pledge and Security Agreement, the Orders, collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Collateral Agent and the Lenders pursuant to Section 4.01, Section 6.11 or Section 6.13 of this Agreement, the Guaranty and each of the other agreements, instruments or documents that creates or purports to create a Lien or Guarantee in favor of the Collateral Agent for the benefit of the Secured Parties.
“Collateral Trust and Intercreditor Agreement” means the Collateral Trust and Intercreditor Agreement, dated as of December 23, 2009, among the Borrower, the Parent, the other guarantors party thereto, U.S. Bank National Association, as trustee under the Senior Indenture, Whitebox Advisors LLC, as the administrative agent under the Existing Credit Agreement, the other Priority Debt Representatives (as defined therein), and the Collateral Trustee.
“Collateral Trustee” means U.S. Bank National Association, solely in its capacity as collateral trustee under the Collateral Trust and Intercreditor Agreement and any other Existing Credit Document, or any successor collateral trustee.
“Commitment” means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption

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pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Common Equity Interests” means, with respect to any Person, any Equity Interest (other than Preferred Equity Interests) of such Person, whether outstanding on the Effective Date or issued thereafter.
“Communications” has the meaning specified in Section 11.02(e).
“Company” has the meaning specified in the preamble to this Agreement.
“Compensation Period” has the meaning specified in Section 2.12(c)(ii).
“Consistent with the Approved Budget” means, with respect to any day, unless otherwise authorized by the Bankruptcy Court and agreed to by the Backstop DIP Lenders, Total Receipts and Total Adjusted Disbursements for the related 4-Week Rolling Period do not vary adversely from the corresponding 13-Week Forecast 4-Week Amount for such 4-Week Rolling Period by more than the Permitted Deviation, such that, without limitation, (i) the Loan Parties shall not use cash collateral or the proceeds of Loans to (x) purchase inventory, equipment or any other property or asset in any 4-Week Rolling Period such that Total Adjusted Disbursements for such 4-Week Rolling Period are in excess of the corresponding 13-Week Forecast 4-Week Amount by more than the Permitted Deviation, or (y) pay total operating expenses in any 4-Week Rolling Period such that Total Adjusted Disbursements for such 4-Week Rolling Period are in excess of the corresponding 13-Week Forecast 4-Week Amount by more than the Permitted Deviation; and (ii) the Total Receipts received for any 4-Week Rolling Period are not less than the corresponding 13-Week Forecast 4-Week Amount for such 4-Week Rolling Period by more than the Permitted Deviation, other than as the result of a Borrowing in an amount less than the Loan proceeds included in such 13-Week Forecast 4-Week Amount with respect to Total Receipts. Notwithstanding the foregoing: (i) the Loan Parties shall be permitted to pay (x) the fees and expenses of estate-retained professionals (whether or not such fees or expenses exceed the anticipated amounts thereof specified in the 2013 Monthly Budget or the most recent 13-Week Forecast) to the extent approved by the Bankruptcy Court and (y) any amount authorized by the Bankruptcy Court and agreed to by the Backstop DIP Lenders; (ii) any expenditure or payment of any amount referred to in clause (i) or the incurrence of any Loan therefor or the application of the proceeds of any Loan to make such expenditure or payment shall be deemed Consistent with the Approved Budget and (iii) the Loan amount for any week shall not exceed the amount for such week specified in the Approved Budget (without giving effect to any Permitted Deviation).
“Continuing Directors” means the directors, managers or equivalent body of the Parent on the Effective Date, and each other director, manager or equivalent body, if, in each case, such other director’s, manager’s or equivalent body’s nomination for election to the board of directors, board of managers or other governing body of the Parent is recommended by a majority of the then Continuing Directors.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” has the meaning specified in the definition of “Affiliate”.
“Credit Extension” means a Borrowing.

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“Creditors’ Committee” means the statutory committee of unsecured creditors appointed by the U.S. Trustee in the Cases of the Debtors pursuant to Bankruptcy Code section 1102, if any, as such committee membership may be reconstituted from time to time.
“Debtor” and “Debtors” shall have the meaning assigned to each such term in the Preliminary Statements.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or any similar foreign, federal or state law for the relief of debtors from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means an interest rate equal to the Normal Rate plus, to the fullest extent permitted by applicable Laws, 2.0%.
“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower and the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) failed, within one (1) Business Day after request by the Administrative Agent, to provide written confirmation that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Debtor Relief Laws, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.14(d)) upon delivery of written notice of such determination to the Borrower and each Lender.

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“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.
“DIP Facility” shall have the meaning provided in the Preliminary Statements.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale of Equity Interests and any Sale Leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise on or prior to the date that is one year after the Maturity Date (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments to the extent required by the terms of this Agreement), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, on or prior to the date that is one year after the Maturity Date, (c) provides for the scheduled payments of dividends in cash on or prior to the date that is one year after the Maturity Date, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests; provided, that, if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Parent, the Company or any of its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Parent, the Company or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
“Dollar” and “$” mean lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.
“Effect of Bankruptcy” means, with respect to any obligation, contract or agreement to which the Borrower or any Subsidiary of the Borrower is a party, any default or other legal consequences arising on account of the commencement or the filing of the Cases, as applicable (including the implementation of any stay), or the rejection of any such obligation, contract or agreement with the approval of the Bankruptcy Court if required under applicable law.
“Effective Date” means the date all the conditions precedent in Section 4.01 are satisfied or waived.
“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund of a Lender, (d) any Qualified Participant and (e) any other Person (other than an individual) that is an “accredited investor” (as defined in Regulation D of the Securities Act) approved (such approval not to be unreasonably withheld or delayed) by the Backstop DIP Lenders and, if such Person is an Ineligible Person, the Borrower.
“Environmental Laws” means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, common law, code, order, writ, judgment, injunction, decree or judicial or agency

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interpretation, policy or guidance relating to pollution or protection of the environment, health and safety as it relates to any Hazardous Material or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.
“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health and safety as it relates to any Hazardous Material or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and Treasury regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with any Loan Party and is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations at any facility of any Loan Party or ERISA Affiliate as described in Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan, notification of any Loan Party or ERISA Affiliate concerning the imposition of withdrawal liability or notification that a Multiemployer Plan is insolvent or is in reorganization within the meaning of Title IV of ERISA (or that is in endangered or critical status, within the meaning of Section 305 of ERISA); (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections

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4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; (g) on or after the effectiveness of the Pension Act, a determination that any Pension Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code); or (h) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Pension Plan.
“Event of Default” has the meaning specified in Section 9.01.
“Exchange Act” means the Securities Exchange Act of 1934.
“Exchange Rate” means on any day with respect to any currency other than Dollars, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 12:00 noon (New York, New York time) on such day on the Reuters Fedspot page for such currency; in the event that such rate does not appear on any Reuters page, the Exchange Rate shall be determined by the Administrative Agent to be the rate quoted by it at the spot rate purchased by it of U.S. Dollars with Euros through its principal foreign exchange trading office at approximately 12:00 noon on the date as of which the foreign computation is made.
“Excluded Taxes” means, (a) with respect to each Agent and each Lender, taxes (including any additions to tax, penalties and interest) imposed on its overall net income or net profits (including any branch profits or franchise taxes imposed in lieu thereof) by the jurisdiction (or any political subdivision thereof) under the Laws of which such Agent or such Lender, as the case may be, is resident or deemed to be resident, is organized, maintains an Applicable Lending Office, or carries on business or is deemed to carry on business (other than a jurisdiction in which such Agent or such Lender would not have been treated as carrying on business but for its execution or delivery of any Loan Document or its exercise of its rights or performance of its obligations thereunder) to which such payment relates, (b) any withholding tax that is imposed by the United States on amounts payable to an Agent or a Lender under the law in effect at the time such Agent or Lender becomes a party to this Agreement (or, in the case of a Participant, on the date such Participant became a Participant hereunder) or is attributable to an Agent’s, Lender’s or Participant’s failure or inability to comply with Section 3.01(f); provided, that, this clause (b) shall not apply to the extent that (x) the indemnity payments or additional amounts any Agent or Lender (or Participant) would be entitled to receive (without regard to this clause (b)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Agent or Lender (or Participant) would have been entitled to receive in the absence of such assignment, participation or transfer or (y) any Tax is imposed on an Agent or a Lender in connection with an interest or participation in any Loan or other obligations that such Lender was required to acquire pursuant to Section 2.13 or that such Agent or Lender acquired pursuant to Section 3.07(b) (it being understood and agreed, for the avoidance of doubt, that any withholding tax imposed on an Agent, Lender or Participant (i) as a result of a Change in Law occurring after the time such Agent or Lender became a party to this Agreement (or designates a new lending office) or such Participant acquires its participation shall not be an Excluded Tax) and (ii) as a result of a change in circumstances (such as an Agent, Lender or Participant’s change in its jurisdiction of organization, but not a change in circumstances made at the request of the Borrower), other than a Change in Law, with respect to such Agent, Lender or Participant after the time such Agent or Lender became a party to this Agreement (or designates a new lending office) or such Participant acquires its participation, shall be considered an Excluded Tax but only to the extent such withholding tax would have been imposed on such Agent, Lender

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or Participant and would have been an Excluded Tax under such circumstances at the time such Agent or Lender became a party to this Agreement (or designated a new lending office) or such Participant acquired its participation), and (c) any United States withholding tax that is imposed as a result of such recipient’s failure or inability to comply with the requirements of FATCA to establish an exemption from such withholding tax pursuant to FATCA.
“Existing Credit Agreement” means the Amended and Restated Credit Agreement, dated as of August 12, 2011, among the Borrower, the Parent, Whitebox Advisors LLC, as administrative agent and collateral agent, and the lenders party thereto.
“Existing Credit Documents” means the Loan Documents (as defined in the Existing Credit Agreement).
“Existing Indebtedness” means (i) Indebtedness of the Company or any of its Subsidiaries outstanding on or immediately prior to the Effective Date and listed on Schedule 1.01A hereto and (ii) Indebtedness of any Non-Loan Party incurred on or after the Effective Date under any of the agreements listed on Schedule 1.01D with the prior written consent of the Backstop DIP Lenders.
“Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the board of directors of the Parent, whose determination, unless otherwise specified below, shall be conclusive. Notwithstanding the foregoing, the determination of Fair Market Value by the board of directors of the Parent shall be evidenced by a resolution certified by the secretary or an assistant secretary of the Parent to have been duly adopted by the board of directors of the Parent and to be in full force and effect on the date of such certification delivered to the Backstop DIP Lenders if the Fair Market Value exceeds $500,000.
“FATCA” means Sections 1471 through 1474 of the Code as enacted on the date hereof (or any amended version that is substantively comparable), and any regulations thereunder or official interpretations thereof.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.
“Final Order” means, collectively, the order of the Bankruptcy Court entered in the Cases after a formal hearing under Bankruptcy Rule 4001(c)(2) or such other procedures as approved by the Bankruptcy Court which order shall be substantially in the form of the Interim Order and shall otherwise be satisfactory in form and substance to the Backstop DIP Lenders and reasonably satisfactory to the Administrative Agent to the extent the Administrative Agent’s rights and obligations under this Agreement or any other Loan Document are adversely affected thereby, and from which no appeal or motion to reconsider has been timely filed (or any such appeal or motion has been conclusively resolved in favor of the Borrower) and such order in any respect is not subject of a stay or injunction pending appeal (unless the Backstop DIP Lenders waive such requirement), together with all extensions, modifications, amendments or supplements thereto, in form and substance satisfactory to the Backstop DIP Lenders and reasonably satisfactory to the

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Administrative Agent to the extent the Administrative Agent’s rights and obligations under this Agreement or any other Loan Document are adversely affected thereby, which, among other matters but not by way of limitation, provides substantially similar approvals, authorizations and confirmations as set forth in the Interim Order, authorizes the Borrower to obtain the Loans up to the Maximum Availability and approves this Agreement and the other Loan Documents.
“Final Order Deadline” means the date that is 23 days after the Interim Order Entry Date.
“Final Order Entry Date” shall mean the date on which the Final Order is entered by the Bankruptcy Court.
“Fiscal Year” means the fiscal year of the Parent and its Subsidiaries ending on December 31 of each calendar year.
“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to or by, or entered into with, any Loan Party or any Subsidiary with respect to employees outside the United States.
“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower which is not a Domestic Subsidiary. The Borrower’s Foreign Subsidiaries as of the Effective Date are identified on Schedule 1.01B hereto.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.
“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent and the Backstop DIP Lenders that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Backstop DIP Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
“Governmental Authority” means any nation or government, any state, provincial, territorial or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.
“Granting Lender” has the meaning specified in Section 11.07(g).

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“Guarantee” has the meaning specified in the definition of “Collateral and Guarantee Requirement”.
“Guarantee Obligations” means, with respect to any Person, any obligation or arrangement of such Person to guarantee or intended to guarantee any Indebtedness or other payment obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement other than to non-affiliated vendors in the ordinary course of business, (c) any liabilities with recourse to such Person in such Person’s capacity as a general partner in any partnership or (d) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guarantee Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.
“Guarantors” has the meaning specified in the definition of “Collateral and Guarantee Requirement.”
“Guaranty” means, collectively, (a) the Guarantee and (b) each other guaranty and guaranty supplement delivered pursuant to Section 6.11.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, mold, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedge Bank” means any Person that is a Lender or an Affiliate of a Lender at the time it enters into a Secured Hedge Agreement, in its capacity as a party thereto.
“Immaterial Subsidiary” means, at any date of determination, each Subsidiary (other than the Borrower), that has been designated by the Borrower in writing to the Administrative Agent and the Backstop DIP Lenders as an “Immaterial Subsidiary” for purposes of this Agreement (and not redesignated as a Material Subsidiary as provided below), and all Subsidiaries thereof, provided, that, (a) for purposes of this Agreement, at no time shall (i) the total assets of all Immaterial Subsidiaries, in the aggregate, at the last day of the most recent four consecutive fiscal quarter period then ended be equal to or exceed 1.0% of the consolidated total assets of the Parent and its Subsidiaries at such date or (ii) the gross revenues for such period of all Immaterial Subsidiaries, in the aggregate, equal or exceed 1.0% of the consolidated gross revenues of the Parent and its Subsidiaries for such period, in each case determined in accordance with GAAP, (b) the Borrower shall not designate any new Immaterial Subsidiary if such designation would not

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comply with the provisions set forth in clause (a) above, and (c) if the total assets or gross revenues of all Subsidiaries so designated by the Borrower as “Immaterial Subsidiaries” (and not redesignated as “Material Subsidiaries”), and all Subsidiaries thereof, shall at any time exceed the limits set forth in clause (a) above, then all such Subsidiaries shall be deemed to be Material Subsidiaries unless and until the Borrower shall redesignate one or more Immaterial Subsidiaries as Material Subsidiaries, in each case in a written notice to the Administrative Agent, and, as a result thereof, the total assets and gross revenues of all Subsidiaries still designated as “Immaterial Subsidiaries,” and all Subsidiaries thereof, do not exceed such limits. The Borrower’s Immaterial Subsidiaries as of the Effective Date are identified on Schedule 1.01C hereto.
“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person upon which interest charges are customarily paid or accrued; (d) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person; (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business); (f) all Indebtedness of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property; (g) all Capitalized Lease obligations, purchase money obligations and synthetic lease obligations of such person; (h) all hedging obligations to the extent required to be reflected on a balance sheet of such person; (i) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (j) all Guarantee Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above. The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such person is not liable therefor.
“Indemnified Liabilities” has the meaning specified in Section 11.05.
“Indemnitees” has the meaning specified in Section 11.05.
“Ineligible Person” means a Person who (i) is a direct competitor of the Parent or any of its Subsidiaries or (ii) is directly and principally engaged in business activities which either relate to the operations of a Permitted Business or support the operations of a Permitted Business; provided, however, that no professional money manager or Approved Fund thereof shall be considered an “Ineligible Person” solely because it holds investments in Persons who are direct competitors of the Parent or any Subsidiary or directly and principally engaged in business activities which either relate to the operations of a Permitted Business or support the operations of a Permitted Business.
“Information” has the meaning specified in Section 11.08.
“Initial Borrowing Date” means the first date on which the Borrower borrows Loans under this Agreement.
“Intellectual Property” has the meaning specified in Section 5.16.
“Interest Payment Date” means the last Business Day of each month, commencing on the first such day to occur after the Effective Date, and the Maturity Date.

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“Interim Order” means, collectively, the order of the Bankruptcy Court entered in the Cases after an interim hearing (assuming satisfaction of the standards prescribed in Section 364 of the Bankruptcy Code and Bankruptcy Rule 4001 and other applicable law), which, among other matters, but not by way of limitation, (i) grants a Superpriority Claim to Lenders, (ii) authorizes, on an interim basis, the Borrower and the other Loan Parties to execute and perform under the terms of this Agreement and the other Loan Documents, (iii) authorizes the Borrower to pay to the Administrative Agent and the Backstop DIP Lenders (as applicable) from proceeds of the Loans or from other funds at closing all fees and actual reasonable expenses of Agents and Backstop DIP Lenders required to be paid for which invoices have been presented on or before the Effective Date, (iv) authorizes the Guarantors to make the Guarantees, (v) authorizes the Borrower to obtain the Loans up to the Maximum Availability, (vi) authorizes the Loan Parties to grant Liens under this Agreement and the other Loan Documents, as the case may be, (vii) confirms that the Loans, Obligations, this Agreement and the Loan Documents are not subject to the Collateral Trust and Intercreditor Agreement (as defined in the Existing Credit Agreement) and, in each case, is not be subject to any stay or injunction or otherwise subject to reversal on appeal as to any Loans funded hereunder (for the avoidance of doubt, the Borrower may obtain Loans up to the Maximum Availability during any applicable appeal period), (viii) provides that the Obligations are secured by continuing, valid, binding, enforceable, non-avoidable, and automatically perfected post-petition security interests pursuant to sections 361, 362, 364(c)(2), 364(c)(3), and 364(d) of the Bankruptcy Code, which are senior and superior in priority to the security interests of all other secured and unsecured creditors of the Loan Parties’ estate, upon and to be upon all Collateral subject to the Carve-Out and claims in respect of the Existing Credit Agreement and (ix) is in form and substance satisfactory to the Backstop DIP Lenders and reasonably satisfactory to the Administrative Agent to the extent the Administrative Agent’s rights and obligations under this Agreement or any other Loan Document are adversely affected thereby.
“Interim Order Entry Date” means the date on which the Bankruptcy Court enters the Interim Order.
“Interim Period” shall have the meaning set forth in the definition of “Maximum Availability”.
“Investment” means, with respect to any Person, (a) all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans or other extensions of credit (including Guarantee Obligations), advances, capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP (other than investments in multi-client seismic libraries, data, working interests or leasehold interests acquired in connection with the provision of seismic data acquisition services), and (b) all purchases or other acquisitions for consideration by such Person of all or substantially all of the assets that comprise a division or business unit or a substantial part or all of the business of another Person (other than acquisitions of multi-client seismic libraries, data, working interests or leasehold interests acquired in connection with the provision of seismic data acquisition services).
If the Parent or any Subsidiary of the Parent sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Parent such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Parent, the Parent shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Investment in such Subsidiary not sold or disposed of. The acquisition by the Parent or any Subsidiary of the Parent of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Parent or such Subsidiary in such

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third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person.
“Judgment Currency” has the meaning specified in Section 11.17.
“Laws” means, collectively, all international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.
“Lender” means the Backstop DIP Lenders and any Other Lender that may be a party to this Agreement from time to time, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender”.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, deemed trust, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).
“Loan” means an extension of credit by a Lender to the Borrower under Article II.
“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Collateral Documents, (iv) the Guarantees, (v) the perfection certificates (if any), (vi) each Secured Hedge Agreement and (vii) the fee agreements referred to in Section 2.09, in each case as amended, amended and restated, supplemented, modified, extended, renewed, refinanced or replaced from time to time.
“Loan Notice” means a notice of a Borrowing, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or any other form acceptable to the Administrative Agent and the Backstop DIP Lenders.
“Loan Parties” means, collectively, (i) the Borrower and (ii) the Guarantors.
“Master Agreement” has the meaning specified in the definition of “Swap Contract”.
“Material Adverse Deviation” means, as of any date of determination, unless otherwise authorized by the Bankruptcy Court and agreed to by the Backstop DIP Lenders, an adverse deviation for the corresponding 4-Week Rolling Period of more than the Permitted Deviation from the 13-Week Forecast 4-Week Amount for such 4- Week Rolling Period with respect to Total Receipts or Total Adjusted Disbursements.
“Material Adverse Effect” means (a) a material adverse effect on the business, operations, condition (financial or otherwise), performance, or properties of the Parent and its Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which any of the Loan Parties is a party or (c) a material adverse effect on the rights and remedies of the Lenders or the Agents under any Loan Document; provided that a Material Adverse Effect shall not be deemed to exist as a result of the Cases, the events

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leading to the Cases, the events, developments or circumstances described in the Parent’s filings with the SEC prior to the Effective Date or the Effect of Bankruptcy.
“Material Contract” means, with respect to any Person, each contract to which such Person is a party involving the aggregate consideration payable to or by such Person of $500,000 or more in any Fiscal Year or otherwise material to the business, condition (financial or otherwise), operations, performance, or properties of such Person and its Subsidiaries, taken as a whole.
“Material Subsidiary” means, at any date of determination, each Subsidiary (other than the Borrower) that is not an Immaterial Subsidiary (but including, in any case, any Subsidiary that has been designated as a Material Subsidiary as provided in, or has been designated as an Immaterial Subsidiary in a manner that does not comply with, the definition of “Immaterial Subsidiary”).
“Maturity Date” means the date that is the earliest to occur of the following: (i) the date that is 4 months after the Effective Date; (ii) the date the Obligations are accelerated pursuant to the terms of this Agreement; and (iii) the effective date of the Chapter 11 Plan.
“Maximum Availability” means (a) at any time after the entry of the Interim Order but prior to the entry of the Final Order (such period, the “Interim Period”), an aggregate amount not to exceed the least of (i) $15,000,000, (ii) the amount authorized by the Bankruptcy Court pursuant to the Interim Order, and (iii) the aggregate amount of Loans Consistent with the Approved Budget (without giving effect to any Permitted Deviation); and (b) at any time after entry of the Final Order approving the Post-petition Liens, an amount not to exceed the least of (i) $25,000,000, (ii) the amount authorized by the Bankruptcy Court pursuant to the Final Order, and (iii) the aggregate amount of Loans Consistent with the Approved Budget (without giving effect to any Permitted Deviation), minus the aggregate amount of Loans borrowed by the Borrower during the Interim Period. For the avoidance of doubt, (x) if the Final Order does not approve the Post-petition Liens or the Final Order is not otherwise in form and substance reasonably satisfactory to the Backstop DIP Lenders, the Lenders shall have no commitment to make any additional Loans, the Commitment of each Lender will be reduced by the amount of such Lender’s unused Commitment, the Backstop Commitment shall be reduced to $0 and the Maximum Availability shall be reduced to $0 and (y) neither the Backstop DIP Lenders nor the other Lenders shall be required to make any Loans in excess of the Maximum Availability for any reason, including, without limitation, to pay the fees and expenses of estate-retained professionals.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
“Net Cash Proceeds” means:
(a)    with respect to the Disposition of any asset by any Loan Party or any Subsidiary not permitted under clauses (a), (b), (c), (d), (e), (f), (g), (h) and (i) of Section 7.05 or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of any Loan Party or any Subsidiary) over (ii) the sum of

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(A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is required to be repaid (and is timely repaid) in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents, the Existing Credit Agreement and the Senior Notes), (B) the reasonable out-of-pocket fees and expenses actually incurred by the Loan Party or such Subsidiary in connection with such Disposition or Casualty Event (including, without limitation, reasonable attorney’s fees, consultant, brokerage and closing costs incurred in connection with such transaction), (C) taxes paid or reasonably estimated to be actually payable or that are actually accrued in connection therewith within the current tax year as a result of any gain recognized in connection therewith, and (D) a reasonable reserve for (i) any purchase price adjustment or (ii) any liabilities associated with such asset or assets and retained by the Loan Party or any Subsidiary after such sale or other Disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or any indemnification payments (fixed and contingent) attributable to the seller’s obligations to the purchaser undertaken by the Loan Party or any Subsidiary in connection with such sale, lease, transfer or other disposition (but excluding any purchase price adjustment or any indemnity that, by its terms, will not under any circumstances be made prior to the Maturity Date); and
(b)    with respect to the sale or issuance by the Parent of its Common Equity Interests, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such sale or issuance over (ii) the underwriting discounts and commissions or similar payments, and other out-of-pocket costs, fees, commissions, premiums and expenses, incurred by the Parent in connection with such sale or issuance (including, without limitation, reasonable attorney’s fees, consultant, brokerage and closing costs incurred in connection with such transaction) to the extent such amounts were not deducted in determining the amount referred to in clause (i); provided, however, that Net Cash Proceeds shall not include any funds received in connection with the exercise of stock options granted to employees or directors of the Borrower or any of its Subsidiaries.
“Non-Consenting Lender” has the meaning specified in Section 3.07(d).
“Non-Loan Party” means any Subsidiary of the Parent that is not a Loan Party.
“Normal Rate” means 9.25%.
“Note” means a promissory note of the Borrower payable to any Lender or its assigns, in substantially the form of Exhibit C hereto, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Loans made or acquired by such Lender.
“NPL” means the National Priorities List under CERCLA.
“Obligations” means all (x) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party or other Subsidiary arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any other Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (y) obligations of any Loan Party or any other Subsidiary arising under any Secured Hedge Agreement, and (z) Cash Management Obligations (as amended, amended and restated, supplemented, modified, extended, renewed, refinanced or replaced from time to time). Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of any of their Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the

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obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party or any other Subsidiary under any Loan Document and (b) the obligation of any Loan Party or any other Subsidiary to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party or such Subsidiary.
“Orders” means, collectively, the Interim Order and the Final Order and any amendment, modification or supplement thereto in form and substance acceptable to the Backstop DIP Lenders and reasonably satisfactory to the Administrative Agent to the extent the Administrative Agent’s rights and obligations under this Agreement or any other Loan Document are adversely affected thereby.
“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, declaration, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Lender” means any Lender other than a Backstop DIP Lender.
“Other Taxes” has the meaning specified in Section 3.01(b).
“Outstanding Amount” means, with respect to the Loans on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.
“Parent” has the meaning specified in the preamble to this Agreement.
“Participant” has the meaning specified in Section 11.07(d).
“Participant Register” has the meaning specified in Section 11.07(d).
“Participation Period” means the period commencing upon entry of the Interim Order and ending on March 20, 2013.
“PBGC” means the Pension Benefit Guaranty Corporation (or any successor thereof).
“Pension Act” means the Pension Protection Act of 2006, as amended.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time since January 1, 2003.
“Permitted Business” means those lines of business and activities conducted by the Parent and its Subsidiaries on the date hereof and any business reasonably related or ancillary thereto.

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“Permitted Deviation” means 15%.
“Permitted Investments” means (i) the Investments referenced in clauses (a), (b), (f) and (g) below and (ii) upon the Loan Parties obtaining all requisite approvals from the Bankruptcy Court and solely to the extent that such Investments are Consistent with the Approved Budget (without giving effect to any Permitted Deviation), the Investments referenced in any clause below (with the exception of Investments referenced in clauses (a), (b), (f) and (g)):
(a)    any Investment in the Parent, in the Borrower or in a Wholly-owned Subsidiary of the Parent that is a Guarantor;
(b)    any Investment in cash or Cash Equivalents;
(c)    any Investment made as a result of the receipt of non-cash consideration from a Disposition that was made pursuant to and in compliance with Sections 7.04 and 7.05;
(d)    obligations in respect of Swap Contracts designed to hedge against interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;
(e)    stock, obligations or securities received in satisfaction of judgments;
(f)    advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Parent or its Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business; and
(g)    commission, payroll, travel and similar advances to officers and employees of the Parent or any of its Subsidiaries that are expected at the time of such advance ultimately to be recorded as an expense in conformity with GAAP.
“Permitted Lien” shall have the meaning set forth in Section 7.01 hereof.
“Permitted Senior Liens” shall mean (i) Liens securing the Existing Credit Agreement, (ii) the Carve-Out and (iii) any other Permitted Liens, but only to the extent such other Permitted Liens constitute (x) Bonding Liens set forth on Schedule 1.01E or (y) other Permitted Liens in an amount not exceed $500,000 in the aggregate and are, in either case, valid, enforceable, non-avoidable Liens and security interests that are perfected prior to the Petition Date (or perfected after the Petition Date to the extent permitted by Section 546(b) of the Bankruptcy Code), which are not subject to avoidance, reduction, disallowance, impairment or subordination pursuant to the Bankruptcy Code or applicable nonbankruptcy law and which are senior in priority to the Liens under this Agreement under applicable law and after giving effect to the Orders. For the avoidance of doubt, the Liens securing the Senior Notes shall not constitute Permitted Senior Liens.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Petition Date” shall have the meaning specified in the Preliminary Statements.

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“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) other than a Foreign Plan, established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
“Pledge and Security Agreement” means the Pledge and Security Agreement in the form attached hereto as Exhibit G-1 among the Loan Parties and the Collateral Agent.
“Post-petition Liens” shall have the meaning provided in the Interim Order.
“Preferred Equity Interests” means, with respect to any Person, any Equity Interests of such Person that have preferential rights to any other Equity Interests of such Person with respect to dividends or redemptions upon liquidation.
“Prepayment Notice” means a notice of prepayment in respect of any voluntary or mandatory prepayment in substantially the form of Exhibit B or any other form acceptable to the Administrative Agent and the Backstop DIP Lenders.
“Principals” means Avista Capital Partners, L.P. and its Affiliates, Maple Leaf Partners, L.P. and its Affiliates, Kestrel Capital, L.P., Petroleum Geo-Services ASA and its Affiliates, and Somerset Capital Partners, Steven A. Webster and William R. Ziegler.
“Priority Lien Documents” means the Existing Credit Documents and the Senior Note Documents.
“Pro Rata Backstop Share” means, with respect to each Backstop DIP Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Backstop Commitment of such Backstop DIP Lender at such time and the denominator of which is the amount of the sum of the Backstop Commitments of all Backstop DIP Lenders at such time.
“Pro Rata Loan Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the Outstanding Amount of the Loans of such Lender at such time and the denominator of which is the Outstanding Amount of all Loans at such time.
“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time; provided, that, if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.
“Pro Rata Unused Commitment Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the unused Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Unused Commitments at such time.
“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

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“Qualified Participant” means any holder or group of Affiliated holders of Senior Notes (the “Group”) that (i) is (or, in the case of a Group, each member of such Group is) an “accredited investor” (as defined in Regulation D of the Securities Act), (ii) holds more than $1,000,000 in principal amount of the Senior Notes and (iii) has informed the Administrative Agent of its desire to participate as a Lender no later than March 18, 2013. To the extent that any member or members of a Group individually hold less than $1,000,000 of Senior Notes, such member or members shall select one Person reasonably satisfactory to the Backstop DIP Lenders and the Administrative Agent (which Person shall individually qualify as a Qualified Participant if, after giving effect to the aggregation of holdings of all participating members of the Group, such Person holds more than $1,000,000 in principal amount of the Senior Notes) to become a “Lender” on behalf of all such members of the Group, with each such individual member purchasing a participation in the Loans and Commitments held by such Person.
“Register” has the meaning specified in Section 11.07(c).
“Registered” means, with respect to Intellectual Property, issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.
“Reportable Event” means with respect to any Plan any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.
“Request for Credit Extension” means, with respect to a Borrowing of Loans, a Loan Notice.
“Required Lenders” means, as of any date of determination, Lenders having at least 70% of the Total Facility Exposure; provided, that, the unused Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer, controller, or other similar officer or a Person performing similar functions of a Loan Party and, as to any document delivered on the Effective Date, any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Investment” means any Investment other than a Permitted Investment.
“Restricted Payment” has the meaning specified in Section 7.06(a).
“Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of January 15, 2013, among the Parent, American Securities Opportunities Advisors, LLC, Gates Capital Management, Inc., the other noteholders party thereto, Avista Capital Partners, L.P. and Avista Capital Partners (Offshore), L.P., as amended, supplemented or otherwise modified.
“Restructuring Term Sheet” has the meaning set forth in the Restructuring Support Agreement.

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“Sale Leaseback” means any transaction or series of related transactions pursuant to which any Loan Party or Subsidiary (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.
“Sanction(s)” means any international economic sanction administered or enforced by the Office of Foreign Assets Control of the United States Department of the Treasury, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Hedge Agreement” means any Swap Contract permitted under Section 7.03(f) that is entered into by and between any Loan Party or any Subsidiary and any Hedge Bank.
“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Cash Management Banks, the Hedge Banks, each Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.02.
“Securities Act” means the Securities Act of 1933.
“Senior Indenture” means the Indenture dated as of December 23, 2009 by and among the Company, the Parent and US Bank National Association, as Trustee pursuant to which the Senior Notes have been issued, as amended, supplemented or modified prior to the date hereof and from time to time in accordance with the provisions hereof.
“Senior Notes Documents” means the Senior Indenture, the Senior Notes, the Security Documents (as defined in the Senior Indenture) and any related document.
“Senior Notes” means the $300,000,000 9.75% Senior Notes due 2014, issued by the Company pursuant to the Senior Notes Documents.
“SPC” has the meaning specified in Section 11.07(g).
“Specified Remediation Plan” has the meaning set forth in Section 6.04(b).
“Specified Sites” has the meaning set forth in Section 6.04(b).
“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of principal or interest was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
“Subordinated Debt” has the meaning specified in Section 7.06(a).

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“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent.
“Superpriority Claim” means a claim against any Debtor which is an administrative expense claim having priority over any or all administrative expenses of the kind specified in Sections 503(b) or 507(b) of the Bankruptcy Code.
“Supplemental Administrative Agent” has the meaning specified in Section 10.13(a) and “Supplemental Administrative Agents” shall have the corresponding meaning.
“Swap Contract” means (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark to market value(s) for such Swap Contracts, as reasonably determined by the Hedge Bank in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market values under similar arrangements by the Hedge Bank.
“Synthetic Debt” means, with respect to any Person, without duplication of any clause within the definition of “Indebtedness,” all (a) obligations of such Person under any lease that is treated as an operating lease for financial accounting purposes and a financing lease for tax purposes (i.e., a “synthetic lease”), (b) obligations of such Person in respect of transactions entered into by such Person, the proceeds from which would be reflected on the financial statements of such Person in accordance with GAAP as cash flows from financings at the time such transaction was entered into (other than as a result of the issuance of Equity Interests) and (c) obligations of such Person in respect of other transactions entered into by such Person that are not otherwise addressed in the definition of “Indebtedness” or in clause (a) or (b) above that are intended to function primarily as a borrowing of funds (including, without limitation, any minority interest transactions that function primarily as a borrowing).
“Taxes” has the meaning specified in Section 3.01(a).

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“Threshold Amount” means $500,000.
“Total Adjusted Disbursements” means, with respect to each week in any 13-Week Forecast, the sum of the cash disbursements (including uses and fundings) made by the Loan Parties in respect of operating expenditures or otherwise for such week; provided, that, “Total Adjusted Disbursements” shall not include the fees and expenses of estate-retained professionals (whether or not such fees or expenses exceed the anticipated amounts thereof specified in the 2013 Monthly Budget or the most recent 13-Week Forecast).
“Total Facility Exposure” means the sum of (a) Total Outstandings and (b) aggregate unused Commitments in effect at such time.
“Total Outstandings” means the aggregate Outstanding Amount of all Loans.
“Total Receipts” means, with respect to each week in any 13-Week Forecast, the sum of the cash receipts (including sources and remittances) received by the Loan Parties in respect of accounts receivable or otherwise for such week.
“Trading Day” means a day during which trading in securities generally occurs on the NYSE Amex.
“Transaction” means, collectively, the transactions to occur on or prior to the Effective Date pursuant to the Loan Documents and the Cases, including, without limitation, (a) the entering into by the Loan Parties of the Loan Documents on or prior to the Effective Date, (b) the making of any Credit Extensions under this Agreement, (c) the granting by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (d) the continuation of the Cases, (e) the consummation of any other transactions in connection with the foregoing, and (f) the payment of the fees and expenses incurred in connection with any of the foregoing.
“Unaudited Financial Statements” means the unaudited consolidated balance sheet of the Parent as of September 30, 2012 and the related consolidated statements of income, changes in equity and cash flows of the Parent for each fiscal quarter ended September 30, 2012.
“Uniform Commercial Code” and “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any security interest in any item or items of Collateral.
“United States” and “U.S.” mean the United States of America.
“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

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“Wholly-owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly-owned Subsidiaries of such Person.
“Withdrawal Liability” means the liability of a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
Section 1.02.    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)    (i) The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
(i)    Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.
(ii)    The term “including” is by way of example and not limitation.
(iii)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(c)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.
(d)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
Section 1.03.    Accounting Terms.
(a)    All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
(b)     [Reserved]
(c)    Where reference is made to “the Parent and its Subsidiaries on a consolidated basis” or similar language, such consolidation shall not include any subsidiaries of the Parent other than Subsidiaries.

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Section 1.04.    Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
Section 1.05.    References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
Section 1.06.    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
Section 1.07.    Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.
Section 1.08.    Currency Equivalents Generally.
(a)    Any amount specified in this Agreement (other than in Article II and Article XI or as set forth in paragraph (b) of this Section) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount be determined in a manner consistent with the definition of Exchange Rate.
(b)    For purposes of determining compliance under Sections 7.05 and 7.06, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating net income in the Parent’s annual financial statements delivered pursuant to Section 6.01(a)(i); provided, however, that the foregoing shall not be deemed to apply to the determination of any amount of Indebtedness.
ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS
Section 2.01.    The Loans. Subject to and upon the terms and conditions set forth herein, each Lender with a Commitment severally agrees to make Loans denominated in U.S. Dollars to the Borrower; provided that, after giving effect to any Borrowing of such Loans:
(i)    if such Borrowing occurs at any time during the Interim Period, the Outstanding Amount shall not exceed the Maximum Availability at such time;
(ii)    if such Borrowing occurs after entry of the Final Order, the Outstanding Amount (less the aggregate amount of Loans borrowed by the Borrower during the Interim Period) shall not exceed the Maximum Availability at such time; and

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(iii)    each Lender’s Pro Rata Share of the Outstanding Amount shall not exceed the Commitment of such Lender on the Borrowing Date.
Once repaid, Loans incurred hereunder may not be re-borrowed.
Section 2.02.    Borrowings.
(d)    Each Borrowing shall be made upon the Borrower’s irrevocable notice to the Administrative Agent and the Backstop DIP Lenders of such Borrowing, which may be given by telephone. Each such notice must be received by the Administrative Agent and the Backstop DIP Lenders not later than 12:00 noon (New York, New York time) three (3) Business Days before the requested date of such Borrowing. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent and the Backstop DIP Lenders of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Loan Notice shall specify, as applicable, (i) that the Borrower is requesting a Borrowing, (ii) the requested date of the Borrowing (which shall be a Business Day), and (iii) the principal amount of Loans to be borrowed.
(e)    Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Unused Commitment Share of the applicable Loans. In the case of each Borrowing, (i) each Lender shall make (or cause its Applicable Lending Office to make) the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 10:00 a.m. (New York, New York time) on the Business Day specified in the applicable Loan Notice (i.e., “Borrowing Date”); and (ii) if any Other Lender shall have failed to make the amount of its Loan so available not later than such time, (x) the Administrative Agent shall forthwith (but in any event not later than 11:00 a.m. (New York, New York time) on such Borrowing Date) notify each Backstop DIP Lender of the amount of its Pro Rata Backstop Share of such defaulted Loan (as to such Backstop DIP Lender, a “Backstop Loan”); (y) each Backstop DIP Lender shall make (or cause its Applicable Lending Office to make) its Pro Rata Backstop Share of such Backstop Loans available to the Administrative Agent in immediately available funds at the Administrative Agent’s office not later than 3:00 p.m. (New York, New York time) on such Borrowing Day; and (z) a portion of the unused Commitment of such Other Lender equal to the amount of such Backstop Loan as to each Backstop DIP Lender shall, automatically and without any consent or other action by such Backstop DIP Lender or any other Person, be reallocated to such Backstop DIP Lender (whereupon such Commitment so reallocated shall be deemed part of the utilized Commitments of such Backstop DIP Lender). Upon satisfaction of the applicable conditions set forth in Sections 4.01, 4.02 and/or 4.03, as applicable, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.
(f)    The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.
Section 2.03.    [Reserved]
Section 2.04.    [Reserved]
Section 2.05.    Prepayments.

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(a)    Optional Prepayments. If agreed by the Backstop DIP Lenders, the Borrower may, upon delivery of a Prepayment Notice to the Administrative Agent, at any time or from time to time, voluntarily prepay Loans in whole or in part; provided, that such notice must be received by the Administrative Agent and the Backstop DIP Lenders not later than 12:00 noon (New York, New York time) one (1) Business Day prior to the date of such prepayment. Each such notice shall specify the date and amount of such prepayment. The Administrative Agent will promptly notify each Lenders of its receipt of such notice and of the amount of such Lender’s Pro Rata Loan Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
(b)    Mandatory Prepayments. If agreed by the Backstop DIP Lenders, except with respect to any Disposition or Casualty Event listed on Schedule 2.05(b) as to which the following provisions of this Section 2.05(b) shall not apply:
(i)    If the Parent, the Borrower or any Domestic Subsidiary Disposes of any property, which Disposition results in the realization or receipt by the Parent, the Borrower or such Domestic Subsidiary of Net Cash Proceeds, the Borrower shall make a prepayment, in accordance with Section 2.05(b)(v), of Loans in an aggregate principal amount equal to 100% of such Net Cash Proceeds.
(ii)    If (A) any Foreign Subsidiary Disposes of any property or (B) any Casualty Event occurs with respect to any property of the Parent, the Borrower or any Domestic Subsidiary or Foreign Subsidiary, which Disposition or Casualty Event results in the realization or receipt by the Parent, the Borrower or such Domestic Subsidiary or Foreign Subsidiary of Net Cash Proceeds, the Borrower shall, subject to the provisions of Section 2.05(b)(v), make a prepayment, in accordance with Section 2.05(b)(iv), of Loans in an aggregate principal amount equal to 100% of such Net Cash Proceeds.
(iii)    [Reserved].
(iv)    On any day on which the Outstanding Amount (less the aggregate amount of Loans borrowed by the Borrower during the Interim Period in the case of the following clause (b)) exceeds (a) during the Interim Period, the lesser of the Aggregate Commitments and Maximum Availability at such time and (b) after entry of the Final Order, the lesser of the Aggregate Commitments and Maximum Availability at such time, then in each case, the Borrower shall pay to the Administrative Agent at the Administrative Agent’s Office on such day an amount of cash equal to the amount of such excess.
(v)    On each occasion that the Borrower must make a prepayment of the Loans out of Net Cash Proceeds of any Disposition or Casualty Event pursuant to Section 2.05(b), the Borrower shall make such prepayment (A) in the case of prepayments required pursuant to Section 2.05(b)(i), as promptly as reasonably practicable, but in any event within two (2) Business Days, after the last day of the month in which the date of realization or receipt of such Net Cash Proceeds occurs, (B) in the case of prepayments required pursuant to Section 2.05(b)(ii), as promptly as reasonably practicable, but in any event within two (2) Business Days, after the date of realization or receipt of such Net Cash Proceeds, and (C) in the case of prepayments required pursuant to Section 2.05(b)(iv), immediately.
(vi)    The Borrower shall notify the Administrative Agent and the Backstop DIP Lenders in writing of any mandatory prepayment of Loans required to be made pursuant to this

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Section 2.05(b) at least five (5) Business Days (and, in the case of clause (iv) above, immediately upon becoming aware that any such mandatory prepayment of Loans is required) prior to the date of such prepayment pursuant to a Prepayment Notice. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Lender of the contents of the Borrower’s prepayment notice and of such Lender’s Pro Rata Loan Share of the prepayment. Notwithstanding anything to the contrary contained in this Section 2.05(b), any Lender may, by notice in writing to the Borrower given at least one (1) Business Day prior to the date of any prepayment otherwise required pursuant to this Section 2.05(b), elect not to have such prepayment applied to the outstanding principal amount of its Loans, in which case the amount of such prepayment that would otherwise be applied to the outstanding principal amount of such Lender’s Loans shall be retained by the Borrower and may be used by the Borrower or any other Loan Party for any lawful purpose permitted by the terms of the Loan Documents.
(vii)    Upon any mandatory prepayment of the principal amount of the Loans held by any Lender pursuant to this Section 2.05(b), or any optional prepayment of the principal amount of the Loans held by any Lender pursuant to Section 2.05(a), the utilized Commitment of such Lender shall be permanently reduced by a corresponding amount.
(c)    Prepayments Pro Rata. Subject to the provisions of Section 2.05(b)(vi), any prepayment of Loans pursuant to this Section 2.05 shall be paid to the Lenders in accordance with their respective Pro Rata Loan Shares.
(d)    Interest. All prepayments under this Section 2.05 shall be accompanied by all accrued interest thereon.
Section 2.06.    Termination or Reduction of Commitments.
(a)    Optional.
(viii)    The Borrower may, upon written notice to the Administrative Agent, and the Backstop DIP Lenders terminate or permanently reduce the Aggregate Unused Commitments on the fifteenth (15th) day of any calendar month; provided that (A) any such notice shall be received by the Administrative Agent and the Backstop DIP Lenders not later than 12:00 noon (New York, New York time) on the seventh (7th) day prior to the date of such termination or reduction, and (B) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $500,000 in excess thereof.
(ix)    The Administrative Agent will promptly notify the Lenders of any termination or reduction of Aggregate Unused Commitments under this Section 2.06(a).
(x)    Upon any partial reduction of the Aggregate Unused Commitments under this Section 2.06(a), the Commitment of each Lender shall be reduced by such Lender’s Pro Rata Unused Commitment Share of such partial reduction.
(xi)    Upon (x) such termination or reduction of Aggregate Unused Commitments or (y) any funding of any Loans by Other Lenders, the Backstop Commitments of the Backstop DIP Lenders will automatically be reduced by such Backstop DIP Lender’s Pro Rata Backstop Share of the amount of such termination or reduction or the principal amount of Loans so funded. Upon any

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funding of Backstop Loans by any Backstop DIP Lender, the Backstop Commitment of such Backstop DIP Lender will automatically be reduced by the principal amount of such Backstop Loan so funded.
(b)    Mandatory. The Aggregate Commitments and any Backup Commitments shall terminate on the earlier to occur of (i) the Maturity Date, (ii) the Final Order Deadline to the extent that the Final Order has not been entered by then and (iii) the termination of the Commitments in accordance with the provisions hereof.
Section 2.07.    Repayment of Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Maturity Date, the aggregate principal amount of all of its Loans outstanding on such date; provided that, notwithstanding the foregoing, if the Maturity Date occurs pursuant to clause (iii) of the definition thereof, the Outstanding Amount of the Loans shall be satisfied with the treatment provided for DIP Lender Claims (as defined in the Chapter 11 Plan) as set forth in and pursuant to Section II.A.(ii) of the Chapter 11 Plan, which provides that the Lenders shall receive on account of the DIP Lender Claims (as defined in the Chapter 11 Plan) newly-issued shares of common stock of reorganized Geokinetics Inc. in full settlement, release and discharge of the Outstanding Amount of the Loans in the manner set forth on Schedule 2.07.
Section 2.08.    Interest.
(a)    Subject to the provisions of Section 2.08(b), the outstanding principal amount of each Loan shall bear interest from the Effective Date at a rate per annum equal to the Normal Rate.
(b)    Upon the occurrence and during the continuance of an Event of Default, the outstanding principal amount of each Loan and, to the fullest extent permitted by applicable Laws, all other past due Obligations will bear interest at a rate per annum equal to the Default Rate. Accrued and unpaid interest on past due Obligations (including interest on past due interest) shall be due and payable upon demand.
(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
Section 2.09.    Fees. The Borrower agrees to pay to the Administrative Agent for its own account the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.
Section 2.10.    Computation of Interest. All computations of interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on such Loan, or any portion thereof, for the day on which such Loan or such portion is paid; provided, that, any such Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error. Except as otherwise expressly provided in this Agreement, all interest hereunder shall be payable in cash.
Section 2.11.    Evidence of Indebtedness.

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(a)    The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, as agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
(b)    Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(a), and by each Lender in its account or accounts pursuant to Section 2.11(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided, that, the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.
Section 2.12.    Payments Generally.
(a)    All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office and in immediately available funds not later than 12:00 noon (New York City time) on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Loan Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Applicable Lending Office. All payments received by the Administrative Agent after 12:00 noon (New York City time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.
(b)    If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(c)    Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

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(i)    if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate;
(ii)    if any Lender failed to make such payment (unless the Backstop DIP Lenders fund such payment pursuant to Section 2.02(b)), such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, then in the event the Administrative Agent has funded a Loan in advance of receipt of funds from a Defaulting Lender or otherwise made a payment to the Borrower on behalf of such Defaulting Lender, the Administrative Agent may make a demand therefor upon the Borrower and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder; and
(iii)    if any Lender failed to fund or make such payment and Backstop DIP Lenders funded such payment pursuant to Section 2.02(b), Section 2.14 shall apply.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.
(d)    If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(e)    The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and neither the Administrative Agent nor any Lender shall be responsible for the failure of any other Lender to make its Loan or purchase its participation.
(f)    Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

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(g)    Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 9.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Loan Share of the Outstanding Amount of all Loans outstanding at such time in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.
Section 2.13.    Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, that, if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 11.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.
Section 2.14.    Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(a)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.
(b)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.09 shall be applied at such time or times as may be determined

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by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Required Lenders, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.03 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to any reallocation of Commitments effected pursuant to Section 2.02(b) or clause (c) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.14(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(c)    Reallocation of Commitment of Defaulting Lender. Upon the failure of any Other Lender to fund a Loan as required and the funding of Backstop Loans by the Backstop DIP Lenders in lieu thereof pursuant to Section 2.02(b), portions of the unused Commitments of such Other Lenders shall be reallocated to the Backstop DIP Lenders as specified in Section 2.02(b) (whereupon such Commitments so reallocated shall be deemed part of the utilized Commitments of the Backstop DIP Lenders). In addition, in the event any Other Lender becomes a Defaulting Lender, all or any part of such Defaulting Lender’s unused Commitment shall be reallocated among the Backstop DIP Lenders in accordance with their respective Pro Rata Backstop Shares (calculated without regard to such Defaulting Lender’s Commitment and the Commitments of any Lenders that are not Backstop DIP Lenders) but only to the extent that (x) the conditions set forth in Article IV are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) with respect to each Backstop DIP Lender, such reallocation does not cause such Backstop DIP Lender’s Pro Rata Share (calculated based on Commitments after giving effect to such reallocation) of the Total Facility Exposure to exceed such Backstop DIP Lender’s Commitment (calculated based on Commitments after giving effect to such reallocation). No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Backstop DIP Lender as a result of such Backstop DIP Lender’s increased exposure following such reallocation.
(d)    Defaulting Lender Cure. If the Administrative Agent and the Required Lenders agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to any reallocation of

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Commitments effected pursuant to Section 2.02(b) or clause (c) above), whereupon (i) the Commitments thereof previously reallocated pursuant to Section 2.02(b) or clause (c) above will be reallocated back to such Lender and (ii) such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.
Section 2.15.    No Discharge; Survival of Claims. Each Loan Party agrees that (a) the Obligations hereunder shall not be discharged by the entry of an order confirming a Chapter 11 Plan in the Cases (and each Loan Party pursuant to Section 1141(d)(4) of the Bankruptcy Code hereby waives any such discharge) and (b) the Superpriority Claim granted to the Administrative Agent and the Lenders pursuant to the Orders and the Liens granted to the Administrative Agent pursuant to the Orders shall not be affected in any manner by the entry of an order confirming a Chapter 11 Plan in the Cases.

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ARTICLE III
TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY
Section 3.01.    Taxes.
(g)    Except as provided in this Section 3.01, any and all payments by the Borrower or any Guarantor to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto, excluding the Excluded Taxes (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Borrower or any Guarantor shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or Guarantor shall make such deductions, (iii) the Borrower or Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), the Borrower shall furnish to such Agent or Lender (as the case may be) the original or a facsimile copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to any Agent or any Lender the required receipts or other required documentary evidence, the Borrower shall indemnify such Agent and such Lender for any Taxes that may become payable by such Agent or such Lender arising out of such failure.
(h)    In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (all such non-excluded taxes described in this Section 3.01(b) being hereinafter referred to as “Other Taxes”).
(i)    The Borrower agrees to indemnify each Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable and paid under this Section 3.01) payable by such Agent and such Lender and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Such Agent or Lender, as the case may be, will, at the Borrower’s request, provide the Borrower with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts, and shall include reasonable supporting documentation, as the case may be. Payment under this Section 3.01(c) shall be made within ten (10) days after the date such Lender or such Agent makes a demand therefor. For the avoidance of doubt, the Borrower shall not be required to indemnify any Lender or Agent under this Section 3.01(c) with respect to any Taxes that have been compensated for by the payment of any additional amounts pursuant to Section 3.01(a) or Other Taxes pursuant to Section 3.01(b).

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(j)    If any Lender or Agent determines, in its reasonable discretion, that it has received a refund in respect of any Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrower pursuant to this Section 3.01, it shall remit such refund as soon as practicable after it is determined that such refund pertains to Taxes or Other Taxes (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund plus any interest included in such refund by the relevant taxing authority attributable thereto) to the Borrower, net of all reasonable out-of-pocket expenses of the Lender or Agent, as the case may be and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided, that, the Borrower, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such party in the event such party is required to repay such refund to the relevant taxing authority. Such Lender or Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided, that, such Lender or Agent may delete any information therein that such Lender or Agent deems confidential). Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any tax refund or to make available its tax returns or disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.
(k)    Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (c) with respect to such Lender it will, if requested by the Borrower, use commercially reasonable efforts (subject to legal and regulatory restrictions) to designate another Applicable Lending Office for any Loan affected by such event; provided, that (i) such designation would eliminate or reduce amounts payable pursuant to Section 3.01(a) or (c), as the case may be, and (ii) such efforts are made on terms that, in the judgment of such Lender, cause such Lender and its Applicable Lending Office(s) to suffer no economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section 3.01(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.01(a) or (c). The Borrower agrees to pay all reasonable costs and expenses incurred by any Lender or Agent in connection with any such designation.
(l)    Each Lender organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as the Lender remains lawfully able to do so), provide each of the Borrower and the Administrative Agent with two properly completed and executed original Internal Revenue Service Forms W-8BEN, W-8ECI or W-IMY (together with any required attachments, if any), as appropriate, or any successor or other form prescribed by the Internal Revenue Service certifying that such Lender is exempt from or entitled to a reduced rate of U.S. withholding tax on payments pursuant to this Agreement. In the case of a Lender that is claiming the “portfolio interest” exemption, such Lender hereby represents to the Borrower and the Administrative Agent that it is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Code, (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower or (iii) a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code). If any form or document referred to in this Subsection requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN, W-8ECI, W-IMY or the related representation described above, that the applicable Lender reasonably considers to be confidential, such Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information. If any Lender is a “United States person” within the

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meaning of Section 7701(a)(3) of the Code, such Lender shall, on or prior to the date of its execution and delivery of this Agreement, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as the Lender remains lawfully able to do so), provide to each the Borrower and the Administrative Agent with two properly completed and executed original Internal Revenue Service W-9 Forms. Notwithstanding any other provision of this Section 3.01, a Lender shall not be required to deliver any form pursuant to this Section 3.01(f) that such Lender is not legally able to deliver. Without limiting the generality of the foregoing, if any payment made hereunder or under any other Loan Document would be subject to United States withholding tax imposed pursuant to FATCA if the recipient of such payment fails to comply with applicable reporting and other requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such recipient shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law or as reasonably requested by the Borrower or the Administrative Agent, (A) two accurate, complete and signed certifications and other documentation prescribed by applicable law and reasonably satisfactory to the Borrower and the Administrative Agent that establish that such payment is exempt from United States federal withholding tax imposed pursuant to FATCA or to determine the amount to deduct and withhold from such payment and (B) any other documentation reasonably requested by the Borrower or the Administrative Agent sufficient for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such recipient has complied with such applicable reporting and other requirements of FATCA, or to determine the amount to deduct and withhold from such payment.
Section 3.02.    Illegality. If any provision of this Agreement or any of the other Loan Documents would obligate the Borrower to make any payment of interest with respect to any of the Total Facility Exposure or other amount payable to the Administrative Agent or any Lender in an amount or calculated at a rate which would be prohibited by any Law then, notwithstanding such provision, such amount or rates shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by any applicable law or so result in a receipt by the Administrative Agent or such Lender of interest with respect to its Total Facility Exposure at a criminal rate, such adjustment to be effected, to the extent necessary, as follows:
(i)    first, by reducing the amount or rates of interest required to be paid to the Administrative Agent or the affected Lender under Section 2.08; and
(ii)    thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Administrative Agent or the affected Lender which would constitute interest with respect to the Total Facility Exposure for purposes of any applicable law.
Section 3.03.    [Reserved]
Section 3.04.    Increased Cost and Reduced Return; Capital Adequacy.
(e)    If any Lender reasonably determines that as a direct result of the introduction of or any Change in Law or a change in the interpretation of any Law with which such Lender is required to comply, in each case, after the date hereof, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Loan, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes covered by Section 3.01, or (ii) the imposition of, or any change in the rate of, any taxes imposed on or measured by net income (including branch profits) and franchise (and similar) taxes imposed in lieu of net income taxes payable by such Lender), then from time to time within fifteen (15) days after demand by such Lender setting forth in

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reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.
(f)    If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof with which such Lender (or its Applicable Lending Office) is required to comply, in each case after the date hereof, would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender to a level below that which such Lender or the corporation controlling such Lender could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of any corporation controlling such Lender with respect to capital adequacy) as a consequence of such Lender’s obligations hereunder, then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand.
(g)    Subject to Section 3.06, failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation.
(h)    If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Applicable Lending Office for any Loan affected by such event; provided, that, such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Applicable Lending Office(s) to suffer no material economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section 3.04(d) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.04(a) or (b).
Section 3.05.     [Reserved]
Section 3.06.    Matters Applicable to All Requests for Compensation. Any Agent or Lender claiming compensation under this Article III shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder, which shall be conclusive absent manifest error. In determining such amount, such Agent or Lender may use any reasonable averaging and attribution methods. With respect to any Lender’s claim for compensation under Section 3.01 or Section 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than two hundred and seventy (270) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided, that, if the circumstance giving rise to such claim is retroactive, then such 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
Section 3.07.    Replacement of Lenders under Certain Circumstances.
(d)    If at any time (i) any Lender requests reimbursement for amounts owing pursuant to Section 3.01 or Section 3.04 as a result of any condition described in such Sections, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall be obligated to) assign pursuant to Section 11.07(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement (or, with respect to clause (iii) above, all of its rights and obligations with respect to the Loans or Commitments that is the subject of the related consent, waiver

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or amendment) to one or more Eligible Assignees; provided, that, neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; and provided, further, that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments, (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to the applicable departure, waiver or amendment of the Loan Documents and (C) any such assignment shall not be made if it conflicts with applicable Laws. A Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by the Required Lenders or otherwise, the circumstances entitling the Borrower to require such assignment cease to apply.
(e)    Any Lender being replaced pursuant to Section 3.07(a) above shall execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans, and the Borrower shall deliver replacement Notes evidencing such Loans as requested by the assignee Lender. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans, (B) all obligations of the Borrower owing to the assigning Lender together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Assumption and (C) upon such payment and, if so requested by the assignee Lender, the Borrower shall deliver to the assignee Lender a Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder with respect to the interests assigned, in addition to any other interest it may otherwise hold as a Lender under this Agreement, and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned interest, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.
(f)     [Reserved]
(g)    In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 11.01 and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender”.
Section 3.08.    Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.
ARTICLE IV
CONDITIONS PRECEDENT
Section 4.01.    Effectiveness of this Agreement; Interim Period. The effectiveness of this Agreement and the obligation of each Lender to make Loans to the Borrower during the Interim Period are subject to the satisfaction of the following conditions precedent, except as otherwise agreed by the Backstop DIP Lenders:
(a)    The Administrative Agent’s and the Backstop DIP Lenders’ receipt of the following, each of which shall be originals, facsimiles or electronic transmission in .pdf format (followed promptly by

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originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each in form and substance satisfactory to the Backstop DIP Lenders:
(i)    executed counterparts of this Agreement by the Borrower, the Parent and each Lender;
(ii)    an original Note executed by the Borrower in favor of each Lender that has requested a Note;
(iii)    each Collateral Document set forth on Schedule 2 required to be executed on the Effective Date as indicated on such schedule, duly executed by each Loan Party party thereto;
(iv)    such certificates (including a certificate substantially in the form of Exhibit I) of resolutions or other corporate action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Backstop DIP Lenders may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Effective Date;
(v)    copies of recent Lien and intellectual property searches reasonably requested by the Backstop DIP Lenders with respect to the Loan Parties together with evidence that all existing material Liens (other than in respect of Liens permitted under Section 7.01) have been terminated and all actions required to terminate and release such Liens have been satisfactorily taken; and
(vi)    good standing certificates or certificates of status, as applicable, and bring down certificates, for each Loan Party.
(b)    The Lenders subject thereto and the Administrative Agent shall have received on or prior to the Effective Date, all documentation and other information reasonably requested by them in writing prior to the Effective Date in order to allow such Lenders to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.
(c)    The Backstop DIP Lenders shall be reasonably satisfied that all necessary governmental and third party consents and approvals necessary in connection with the Transaction have been obtained and be effective and all applicable waiting periods in respect thereof shall have expired without any adverse action being taken by any Governmental Authority and that no Law shall be applicable in the reasonable judgment of the Lenders that restrains or prevents the consummation of the Transaction.
(d)    The Administrative Agent and the Backstop DIP Lenders shall have received a certificate of a Responsible Officer of the Borrower certifying as to the satisfaction of the conditions set forth in Sections 4.03(a) and (b).
(e)    The Administrative Agent shall have received for its own account all fees, costs and expenses due and payable on or prior to the Effective Date hereunder and under any other Loan Document.
(f)    The Administrative Agent and the Backstop DIP Lenders shall have received the Approved Budget (including, without limitation, the 2013 Monthly Budget and the initial 13-Week Forecast beginning with the week which includes the Petition Date through the 13th week thereafter), each in form and substance satisfactory to the Backstop DIP Lenders.

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(g)    The Bankruptcy Court shall have entered the Interim Order, which shall be in full force and effect and which shall not have been reversed, vacated, or stayed and shall not have been amended, supplemented, or otherwise modified in a manner adverse to (i) the Lenders without the prior written consent of the Backstop DIP Lenders and (ii) the rights and obligations of the Agents under this Agreement or any other Loan Document without the prior written consent of the Administrative Agent.
(h)    The Administrative Agent and the Backstop DIP Lenders shall have received a copy of all motions that the Borrower filed with the Bankruptcy Court on the Petition Date, all of which shall be in form and substance satisfactory to the Backstop DIP Lenders.
(i)    The Borrower shall have filed with the Bankruptcy Court a chapter 11 plan and related disclosure statement, which are consistent with the Restructuring Term Sheet and the Restructuring Support Agreement and in form and substance satisfactory to the Backstop DIP Lenders (the “Chapter 11 Plan”).
For the sake of clarity, notwithstanding any other provision of this Agreement or any other Loan Document, (a) no assignments to the Administrative Agent or the Lenders of the Liens securing the Priority Lien Documents, and no consent by existing holders of “Priority Lien Obligations” (whether by Act of Instructing Debtholders (as defined in the Collateral Trust and Intercreditor Agreement) or otherwise), will be required as a condition to advances under this Agreement, and (b) the Obligations will not, and will not be required to, constitute “Priority Lien Obligations” under the Collateral Trust and Intercreditor Agreement.
Section 4.02.    Post-Interim Period. The obligation of each Lender to make Loans to the Borrower after the Interim Period is subject to the satisfaction of the following conditions precedent, except as otherwise agreed by the Backstop DIP Lenders:
(a)    The conditions set forth in Section 4.01 shall have been satisfied.
(b)    The Bankruptcy Court shall have entered the Final Order, which shall be in full force and effect and which shall not have been reversed, vacated, or stayed and shall not have been amended, supplemented, or otherwise modified in a manner adverse to (i) the Lenders without the prior written consent of the Backstop DIP Lenders and (ii) the rights and obligations of the Agents under this Agreement or any other Loan Document without the prior written consent of the Administrative Agent.
(c)    The Administrative Agent and the Backstop DIP Lenders shall have received a copy of all motions that the Borrower filed with the Bankruptcy Court prior to the date of the proposed Borrowing, all of which shall be in form and substance satisfactory to the Backstop DIP Lenders.
(d)    The Administrative Agent and the Backstop DIP Lenders shall have received a certificate of a Responsible Officer of the Borrower certifying as to the satisfaction of the conditions set forth in Sections 4.03(a) and (b).
Section 4.03.    Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension is subject to the following conditions precedent:
(a)    The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension; provided, that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation or warranty that is qualified as to “materiality”, “Material

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Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.
(b)    No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.
(c)    The Administrative Agent and the Backstop DIP Lenders shall have received a Request for Credit Extension in accordance with the requirements hereof together with any additional information as the Administrative Agent or the Backstop DIP Lenders may reasonably request.
(d)    At the time of the making of a Loan, the amount of such Loan shall be Consistent with the Approved Budget (without giving effect to any Permitted Deviation).
(e)    Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Section 4.03(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
Each of the Borrower and the Parent represents and warrants to the Agents and the Lenders that:
Section 5.01.    Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each other Subsidiary (a) is duly incorporated, organized or formed, and validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concept exists in such jurisdiction), (b) subject to the entry by the Bankruptcy Court of the Interim Order and the Final Order, has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) subject to the entry by the Bankruptcy Court of the Interim Order and the Final Order, is duly qualified and in good standing (to the extent such concept exists) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.
Section 5.02.    Authorization; No Contravention. Subject to the entry by the Bankruptcy Court of the Interim Order and the Final Order, the execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transaction, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries (other than the Priority Lien Documents) or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any material Law; except with respect to any breach, contravention or violation (but

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not creation of Liens) referred to in clause (b), to the extent that such breach, contravention or violation would not reasonably be expected to have a Material Adverse Effect.
Section 5.03.    Governmental Authorization; Other Consents. Subject to the entry by the Bankruptcy Court of the Interim Order and the Final Order, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof as contemplated herein) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect, (ii) those approvals, consents, exemptions, authorizations or other actions, notices or filings set forth on Schedule 5.03, in each case the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect or to the extent that such noncompliance is permitted by final order of the Bankruptcy Court, and (iii) any approvals, consents, exemptions, authorizations or other actions, notices or filings necessary or required under the Priority Lien Documents. All applicable waiting periods in connection with the Transaction have expired without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.
Section 5.04.    Binding Effect. Subject to the entry by the Bankruptcy Court of the Interim Order and the Final Order, this Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. Subject to the entry by the Bankruptcy Court of the Interim Order and the Final Order, this Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing.
Section 5.05.    Financial Statements; No Material Adverse Effect.
(a)    The Audited Financial Statements and Unaudited Financial Statements fairly present in all material respects the consolidated financial condition of the Parent as of the dates thereof and the consolidated results of operations of the Parent for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except (x) as otherwise disclosed to the Backstop DIP Lenders prior to the date hereof and (y) in the case of the Unaudited Financial Statements, for changes resulting from normal year end audit adjustments and the absence of footnotes.
(b)    Since the date of the filing with the SEC of the Parent’s report on Form 10-Q for the quarter ended September 30, 2012, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.
Section 5.06.    Litigation. Except for the Cases and for the litigation matters that have been stayed by the commencement and continuation of the Cases or as set forth on Schedule 5.06, there is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries,

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including any Environmental Action, pending or threatened before any Governmental Authority or arbitrator that would be reasonably likely to have a Material Adverse Effect.
Section 5.07.    Ownership of Property; Liens.
(a)    Each Loan Party and, to the Borrower’s and the Parent’s knowledge, each of its Subsidiaries is the legal and beneficial owner of the Collateral pledged by it free and clear of any Lien, except for the Liens and security interest created or permitted under the Loan Documents including, any Liens permitted under Section 7.01.
(b)    No Loan Party owns any fee interest in any real property. Each Loan Party and each of its Subsidiaries has good and defensible title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens (other than Liens permitted by Section 7.01) except for defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and except where the failure to have such title or other interest would not reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 5.07(b)(ii) hereto is a complete and accurate list of all leases of Real Property (other than any lease or license of base camp sites or similar locations outside of the United States used for ongoing seismic operations being conducted in the ordinary course of business) under which the Loan Parties and their Subsidiaries are the lessees as of the Effective Date.
Section 5.08.    Perfection of Security Interests. Upon entry of the Orders by the Bankruptcy Court and after giving effect to the Orders, the Collateral Agent shall have legal, valid and enforceable perfected Liens having the priority specified in the Orders on, and security interests in, all of the Loan Parties' right, title and interest in and to the Collateral and the proceeds thereof.
Section 5.09.    Environmental Compliance. Except as would not be reasonably likely to result in a Material Adverse Effect:
(a)    Except as otherwise set forth on Schedule 5.09(a), or as would not reasonably be expected to result in a material liability, the operations and properties of each Loan Party and, to the Borrower’s and the Parent’s knowledge, each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without material, ongoing obligations or costs, and no circumstances exist that would be reasonably likely to (A) form the basis of a material Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties or (B) cause any such property to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law.
(b)    Except as otherwise set forth on Schedule 5.09(b) hereto, or as would not reasonably be expected to result in a material liability, none of the properties currently or formerly owned or operated by any Loan Party or, to the Borrower’s and the Parent’s knowledge, any of its Subsidiaries is listed or, to the Borrower’s and the Parent’s knowledge, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no and never have been any underground or aboveground storage tanks other than in compliance with applicable Environmental Laws or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or, to the Borrower’s and the Parent’s knowledge, any of its Subsidiaries or, to the best of the Borrower’s and the Parent’s knowledge, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; other than in compliance with applicable Environmental Laws there is no asbestos or asbestos-

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containing material on any property currently owned or operated by any Loan Party or, to the Borrower’s and the Parent’s knowledge, any of its Subsidiaries; and Hazardous Materials have not been released, discharged or disposed of by any Loan Party or, to the Borrower’s and the Parent’s knowledge, any of its Subsidiaries or any predecessor on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries.
(c)    Except as otherwise set forth on Schedule 5.09(c) hereto, or as would not reasonably be expected to result in a material liability, neither any Loan Party nor, to the Borrower’s and the Parent’s knowledge, any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or, to the Borrower’s and the Parent’s knowledge, any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.
(d)    Except as set forth in Schedule 5.09(d) or as would not reasonably be expected to result, individually or in the aggregate, in a material liability, each Loan Party and, to the Borrower’s and the Parent’s knowledge, each of its Subsidiaries has obtained all material Environmental Permits required for ownership and operation of its property and business. Except as set forth in Schedule 5.09(d), neither any Loan Party nor, to the Borrower’s and the Parent’s knowledge, any of its Subsidiaries has received any written notification pursuant to any applicable Environmental Law or otherwise has knowledge that (A) any material work, repairs, construction or Capital Expenditures are required to be made in order to be in or continue to be in compliance with any applicable Environmental Laws or any material Environmental Permit or (B) any Environmental Permit is about to be reviewed, made subject to new limitations or conditions, revoked, withdrawn or terminated.
(e)    Except as set forth in Schedule 5.09(e), or as would not reasonably be expected to result in a material liability, no Loan Party nor, to the Borrower’s and the Parent’s knowledge, any other Subsidiary has contractually assumed any liability or obligation under or relating to any applicable Environmental Law.
Section 5.10.    Taxes.
(a)    Except as set forth in Schedule 5.10(a), each Loan Party has timely filed all material federal, provincial, state, municipal, foreign and other tax returns and reports required to be filed, and has timely paid all material federal, provincial, state, municipal, foreign and other taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable, except (x) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (y) any taxes, fees or other charges the nonpayment of which is required or permitted under the Bankruptcy Code.
(b)    Except as set forth in Schedule 5.10(b), as of the Effective Date, to the knowledge of the Borrower, there are no (i) material claims being asserted in writing with respect to any taxes, (ii) presently effective material waivers or extensions of statutes in writing with respect to any taxes, and (iii) tax returns being examined by, and no written notification of intention to examine has been received from, the Internal Revenue Service or any other taxing authority, in each case, with respect to the Loan Parties.

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(c)    Except as set forth in Schedule 5.10(c), as of the Effective Date, neither any Loan Party nor, to the Borrower’s and the Parent’s knowledge, any of its Subsidiaries is party to any tax sharing agreement.
Section 5.11.    Compliance with ERISA.
(a)    Except as set forth in Schedule 5.11(a), each Plan is in material compliance with the applicable provisions of ERISA, the Code and other federal or state Laws.
(b)     (i) No ERISA Event (other than the commencement of the Cases) has occurred or is reasonably expected to occur; (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 et seq. or 4243 of ERISA with respect to a Multiemployer Plan; and (iii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA.
Section 5.12.    Labor Matters. Except as set forth on Schedule 5.12, (a) there are no strikes pending or threatened against any Loan Party or, to the Borrower’s and the Parent’s knowledge, any Subsidiary that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, (b) the hours worked and payments made to employees of the Loan Parties and, to the Borrower’s and the Parent’s knowledge, their Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable law dealing with such matters, and (c) all material payments due from the Loan Parties or, to the Borrower’s and the Parent’s knowledge, their Subsidiaries or for which any claim may be made against any Loan Party or its Subsidiary, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Loan Parties or such Subsidiary to the extent required by GAAP. The consummation of the Transaction will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or, to the Borrower’s and the Parent’s knowledge, any of its Subsidiaries (or any predecessor) is bound, other than collective bargaining agreements that, individually or in the aggregate, are not material to the Loan Parties and their Subsidiaries.
Section 5.13.    Subsidiaries; Equity Interests. As of the Effective Date, neither the Borrower nor any other Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.13, and all of the outstanding Equity Interests in the Borrower and its Subsidiaries have been validly issued, are fully paid and nonassessable. As of the Effective Date, Schedule 5.13 sets forth the name and jurisdiction of organization of each Subsidiary, (a) sets forth the ownership interest of the Parent and any of its Subsidiaries in each of its Subsidiaries, including the percentage of such ownership, and (b) identifies each Person the Equity Interests of which are required to be pledged pursuant to the Collateral and Guarantee Requirement.
Section 5.14.    Margin Regulations; Investment Company Act; USA PATRIOT Act.
(a)    No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings will be used for any purpose that violates Regulation U.
(b)    None of the Borrower, any Person Controlling the Borrower or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

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(c)    Neither the Parent nor any of its Subsidiaries is in violation of any laws relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing, effective September 23, 2001 and the USA PATRIOT Act and the use of the proceeds of the Loans will not violate the Trading with the Enemy Act, as amended or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.
Section 5.15.    Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains when furnished any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided, that, with respect to projected financial information and pro forma financial information, if any, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.
Section 5.16.    Intellectual Property. Set forth on Schedule 5.16 is a complete and accurate list of all Registered patents, trademarks, service marks, domain names and copyrights owned by each Loan Party or, to the Borrower’s and the Parent’s knowledge, any of its Subsidiaries as of the Effective Date, showing as of the Effective Date the jurisdiction in which each such item of Registered Intellectual Property is registered and the registration number. Each of the Loan Parties and, to the Borrower’s and the Parent’s knowledge, the other Subsidiaries own or have the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, know-how and other intellectual property recognized under applicable Law (collectively, “Intellectual Property”) that are material to the operation of their respective businesses as currently conducted and, to the knowledge of each Loan Party, no such Intellectual Property is infringing upon any Intellectual Property rights held by any other Person.
Section 5.17.    OFAC. No Loan Party, nor, to the knowledge of the Borrower and the Parent, any Affiliate of any Loan Party or any partner, director, officer, employee, agent, trustee, administrator, manager, advisor or representative of any of the foregoing, (i) is currently the subject of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction, or (iii) is or has been (within the previous five (5) years) engaged in any transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction. No Loan, nor the proceeds from any Loan, has been used, directly or indirectly, to lend, contribute, provide or has otherwise made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including any Lender, or the Administrative Agent) of Sanctions.
Section 5.18.    No Default. Other than violations occurring as a result of filing of the Cases the enforcement of which are stayed by virtue of filing of the Cases and except under the Senior Notes Documents and the Priority Lien Documents, no Default or Event of Default has occurred and is continuing or would result from any Borrowing or Credit Extension under this Agreement or from the application of the proceeds therefrom.
Section 5.19.    Status of DIP Facility as Senior Indebtedness. The Obligations under the DIP Facility constitute senior Indebtedness of the Borrower and the other Loan Parties. Neither the Loans,

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the Obligations nor the Agents' and Lenders' rights under the Loan Documents shall be subject to the Collateral Trust and Intercreditor Agreement (as defined in the Existing Credit Agreement).
Section 5.20.    Use of Proceeds. The Borrower will use the proceeds of the Loans solely to fund the working capital needs and general corporate purposes of the Borrower and its Subsidiaries (including, without limitation, costs related to the Cases) and for such other purposes as agreed by the Borrower and the Backstop DIP Lenders, in each case Consistent with the Approved Budget and in accordance with the Orders. None of the proceeds will be used to challenge (as opposed to investigate) the validity, perfection, priority, extent or enforceability of the Senior Notes, or the Liens or security interests securing the obligations under the Senior Notes or to pursue any causes of action of any kind against the trustee for the Senior Notes or the holders of the Senior Notes. To the extent an official committee of unsecured creditors is appointed in the Cases, no more than $25,000 of the proceeds of the Loans or any cash of the Borrower and its Subsidiaries shall be used by counsel to the official committee, if any, to investigate, but not prosecute, the validity, perfection, priority, extent or enforceability of the Senior Notes or the Liens or security interests securing the obligations in respect of the Senior Notes.
Section 5.21.    Cases. The Cases were commenced on the Petition Date in accordance with applicable law and proper notice thereof and of the hearing for the approval of the Final Order has been given as identified in the certificate of service filed with the Bankruptcy Court.
Section 5.22.    Orders. The Interim Order or, after it has been entered, the Final Order (as applicable), and the transactions contemplated by this Agreement and the other Loan Documents are in full force and effect, and have not, in whole or in part, been reversed, modified, amended, stayed (for more than five (5) days), vacated, appealed or subject to a stay pending appeal or otherwise challenged or subject to any pending or threatened challenge or proceeding in any jurisdiction and the Debtors are in compliance with the Interim Order and the Final Order.
Section 5.23.    Forecasts. The 13-Week Forecast and 2013 Monthly Budget have been prepared in good faith by the Parent and the Borrower and based on assumptions believed by the Parent and the Borrower to be reasonable (it being understood that forecasts are subject to uncertainties and contingencies and that no representation or warranty is given that any forecast will be realized).
ARTICLE VI
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment (or any Backstop DIP Lender shall have any Backstop Commitment) hereunder, or any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied:
Section 6.01.    Financial Information.
(a)    [Reserved].
(b)    [Reserved].
(c)    The Parent shall deliver to the Administrative Agent and the Backstop DIP Lenders for prompt further distribution by the Administrative Agent to each Lender, within 30 days after the end of each fiscal month of the Parent, the consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal month and the related consolidated statements of income and stockholders’ equity and

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statement of cash flows for such fiscal month and for the elapsed portion of the fiscal year ended with the last day of such fiscal month.
(d)    [Reserved].
(e)    The Parent shall deliver to the Administrative Agent and the Backstop DIP Lenders no later than 5:00 P.M. (New York, New York time) on or before the fifth Business Day of each week, (i) an updated 13-Week Forecast (covering the period beginning on the first Business Day of the week for which such 13-Week Forecast is delivered), and (ii) a report of the unfavorable variances exceeding the Permitted Deviation of Total Receipts and Total Adjusted Disbursements from the corresponding 13-Week Forecast 4-Week Amount for such 4-Week Rolling Period (the “4-Week Rolling Period Variance Report”), in each case, certified by a Responsible Officer of the Parent. It is hereby understood and agreed by the parties hereto that (x) such 13-Week Forecast shall not become the applicable 13-Week Forecast until the Backstop DIP Lenders shall have delivered a notice of approval of such 13-Week Forecast to the Borrower; provided, that if the Backstop DIP Lenders do not deliver a notice of approval to the Borrower and such 13-Week Forecast is not deemed approved pursuant to clause (y) below, the previously delivered 13-Week Forecast shall continue to constitute the applicable 13-Week Forecast until a 13-Week Forecast is agreed to among the Borrower and the Backstop DIP Lenders in accordance with this Section 6.01(e); and (y) such 13-Week Forecast shall be deemed approved if the Backstop DIP Lenders fail to submit to the Borrower a written objection to such 13-Week Forecast by 5:00 p.m. (New York, New York time) on the second Business Day of the following week; provided, that the Borrower delivers the 13-Week Forecast in a timely manner in accordance with this Section 6.01(e).
(f)    The Borrower shall keep the Administrative Agent and the Backstop DIP Lenders updated with respect to (i) any material developments with respect to the preparation and/or filing of a Chapter 11 Plan (including any amendments, modifications or supplements thereto) and not later than five days prior to filing a Chapter 11 Plan (including any amendments, modifications or supplements thereto) with the Bankruptcy Court, Borrower shall deliver a draft of such Chapter 11 Plan (including any amendments, modifications or supplements thereto) to the Administrative Agent and the Backstop DIP Lenders and (ii) any material changes to the 2013 Monthly Budget.
(g)    The Borrower shall provide, or shall cause its agent to provide, to the Administrative Agent and the Backstop DIP Lenders, promptly, upon their being filed with the Bankruptcy Court, copies of all monthly reports as well as all pleadings, motions, applications, judicial information or other information with respect to each Loan Party’s financial condition filed by or on behalf of each Loan Party with the Bankruptcy Court or served by a Loan Party to or upon the United States Trustee (or any monitor or interim receiver, if any, appointed in the Cases) or any committee, at the time such document is filed with the Bankruptcy Court or served by a Loan Party to or upon the United States Trustee (or any monitor or interim receiver, if any, appointed in the Cases) or any committee, to the extent such document has not otherwise been served pursuant to an order of the Bankruptcy Court establishing notice procedures in the Cases or otherwise.
Section 6.02.    Certificates; Reports; Other Information. The Parent and the Borrower shall deliver to the Administrative Agent and the Backstop DIP Lenders for prompt further distribution by the Administrative Agent to each Lender:
(a)    [reserved];
(b)    promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Parent files with the SEC or with any Governmental

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Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;
(c)    [reserved];
(d)    promptly, such additional information as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request regarding (i) compliance with the terms of the Loan Documents or (ii) if an Event of Default exists, the business, legal, financial or corporate affairs of any Loan Party or any Material Subsidiary; and
(e)    promptly, such additional information as the Backstop DIP Lenders may from time to time reasonably request.
Documents required to be delivered pursuant to Section 6.02(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Parent’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that: (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.
Section 6.03.    Notice Requirements; Other Information. The Borrower shall notify the Administrative Agent and the Backstop DIP Lenders of, or the Borrower shall provide to the Administrative Agent and the Backstop DIP Lenders for prompt further distribution by the Administrative Agent to each Lender, as the case may be:
(a)    promptly after a Responsible Officer obtains knowledge thereof, the occurrence of any Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto;
(b)    promptly after a Responsible Officer obtains knowledge thereof, the occurrence of any event triggering a Collateral and Guarantee Requirement under Section 6.11;
(c)    [reserved];
(d)    10 days prior to any change in (i) any Loan Party’s corporate name, (ii) any Loan Party’s identity and corporate structure or (iii) any Loan Party’s taxpayer identification number; and
(e)    immediately upon the discovery of any inaccuracy, miscalculation or misstatement contained in any certificate provided for any period that affects any financial or other calculations, representations or warranties or other statements impacting any provision of this Agreement and any other

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Loan Document in any material respect, notice of such inaccuracy, miscalculation or misstatement together with an updated certificate including the corrected information, calculation or statement, as applicable;
(f)    promptly after a Responsible Officer obtains knowledge thereof, the incurrence of any material Lien on, or claim asserted against, any of the Collateral (other than Liens permitted under Section 7.01 or as a result of the filing of proofs of claims in the Cases);
(g)    promptly after a Responsible Officer obtains knowledge thereof, the occurrence of any Material Adverse Effect or a Material Adverse Deviation.
Section 6.04.    Environmental Matters.
(a)    Each Loan Party shall comply, and cause each of its Subsidiaries to comply and use commercially reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew, and cause each of its Subsidiaries to obtain and renew, all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action reasonably required to remove and clean up all releases or threatened releases of Hazardous Materials from any of its properties, as required under, and in accordance with the requirements of all Environmental Laws; provided, however, that neither any Loan Party nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.
(b)    In the event any assessments requested by the Backstop DIP Lenders identify any material non-compliance with Environmental Law relating to the sites specified in such reports (the “Specified Sites”) that could reasonably be expected to result in any Environmental Liabilities in excess of the Threshold Amount with respect to the Specified Sites as reasonably determined by the Required Lenders, the Borrower shall (i) provide the Lenders with a plan to remedy such non-compliance (a “Specified Remediation Plan”), (ii) shall implement any changes or additions to such Specified Remediation Plan as may be reasonably requested by the Required Lenders and (iii) shall implement such Specified Remediation Plan or cure any such non-compliance within 180 days of such Specified Remediation Plan being approved by the Required Lenders or within such other time as the Required Lenders may agree.
(c)    Upon a good faith belief by the Backstop DIP Lenders that a release of Hazardous Materials or a violation of Environmental Law reasonably likely to result in a fine or penalty in excess of the Threshold Amount has occurred, the Borrower shall deliver to the Administrative Agent, for prompt further distribution to each Lender, within 60 days after request therefor by the Backstop DIP Lenders and at the expense of the Borrower, any environmental site assessment reports for any of Parent’s or its Subsidiaries’ properties described in such request prepared by an environmental consulting firm acceptable to the Backstop DIP Lenders, indicating the presence or absence of such Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any such Hazardous Materials on such properties. Without limiting the generality of the foregoing, if the Backstop DIP Lenders reasonably determine at any time that a material risk exists that any such report will not be provided within the time referred to above, the Backstop DIP Lenders may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and each of the Parent and the Borrower hereby grants and agrees to cause any Subsidiary that owns any property described in such request to grant at the time of such request to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof an irrevocable

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non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment.
Section 6.05.    Maintenance of Existence. Each Loan Party shall, and shall cause each of its Material Subsidiaries to, (a) preserve, renew and maintain in full force and effect its legal existence, structure and name under the Laws of the jurisdiction of its organization and (b) take all commercially reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) to the extent the Board of Directors of the Parent shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Parent and its Subsidiaries and to the extent that the loss thereof shall not be disadvantageous to the Parent, its Subsidiaries or the Lenders in any material respect and (ii) pursuant to a transaction permitted by Section 7.04 or Section 7.05.
Section 6.06.    Maintenance of Properties. Each Loan Party shall, and shall cause each of its Material Subsidiaries to, maintain, preserve and protect all of its material properties and equipment that are used or useful in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and make all commercially reasonable and appropriate repairs, renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof except where failure to do so would not reasonably be expected to have a Material Adverse Effect.
Section 6.07.    Maintenance of Insurance. Each Loan Party shall, and shall cause each of its Material Subsidiaries to, maintain with financially sound and reputable insurance companies (in the good faith judgment of management), insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Parent and its Subsidiaries) as are customarily carried by Person engaged in similar businesses and owning similar properties in the same general areas in which the Parent or such Subsidiary operates.
Section 6.08.    Compliance with Laws. Each Loan Party shall, and shall cause each of its Material Subsidiaries to, comply in all material respects with the requirements of all Laws and all orders, writs, injunctions, decrees and judgments applicable to it or to its business or property (including without limitation Environmental Laws and ERISA).
Section 6.09.    Books and Records. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Loan Parties or such Subsidiaries, as the case may be.
Section 6.10.    Inspection Rights. Each Loan Party shall, and shall cause each Subsidiary to, permit representatives and independent contractors of the Administrative Agent and the Backstop DIP Lenders to visit and inspect any properties of the Parent and its Subsidiaries (subject, in the case of third party customer sites, to customary access agreements) and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists, the Administrative Agent or any Backstop DIP Lender (or any of their respective representatives or independent

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contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice. The Administrative Agent, the Backstop DIP Lenders and the other Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants to the extent reasonably feasible. None of the Parent, the Borrower or any Subsidiary shall be required to disclose to the Administrative Agent, any Backstop DIP Lender or any other Lender any information that, in the opinion of counsel to the Parent or such Subsidiary, is prohibited by Law to be disclosed, is subject to attorney client privilege or constitutes attorney work product or the disclosure of which would cause a material breach of a binding non-disclosure agreement with a third party to the extent such agreement is not made in contemplation of the avoidance of this Section 6.10.
Section 6.11.    Covenant to Guarantee Obligations and Give Security.
(a)    Upon (x) the formation or acquisition of any new direct or indirect Subsidiaries by any Loan Party or (y) the acquisition of any property by any Loan Party (other than any Avoidance Action or proceeds thereof, except as authorized pursuant to the Final Order), which property, in the judgment of the Backstop DIP Lenders, shall not already be subject to a perfected security interest in favor of the Collateral Agent for the benefit of the Secured Parties, with the priority specified in the Orders, then, subject to Section 6.13(b), each Loan Party shall, in each case at such Loan Party’s expense:
(i)    in connection with the formation or acquisition of a Subsidiary, within 30 days after such formation or acquisition (or such longer period as the Backstop DIP Lenders may agree in their reasonable discretion), cause each such Subsidiary that is required to be a Guarantor pursuant to the Collateral and Guarantee Requirement, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Collateral Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Collateral Agent, guaranteeing the other Loan Parties’ Obligations,
(ii)    within 10 days after (or such longer period as the Backstop DIP Lenders may agree in their reasonable discretion) such formation or acquisition, furnish to the Collateral Agent a description of the real properties and personal properties of such Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement or the real properties and personal properties so acquired, in each case in detail reasonably satisfactory to the Administrative Agent and the Backstop DIP Lenders,
(iii)    within 30 days after (or such longer period as the Backstop DIP Lenders may agree in their reasonable discretion) (x) acquisition of property by any Loan Party, duly execute and deliver, and cause each Loan Party to duly execute and deliver, to the Collateral Agent such additional pledges, assignments, security agreement supplements, and other security agreements (which, to the extent applicable and if relating to the type of Collateral the granting of a security interest in which can be effected through the execution of a Security Agreement Supplement, shall be effected in such manner), as specified by, and in form and substance reasonably satisfactory to the Administrative Agent and the Backstop DIP Lenders, securing payment of all the Obligations of such Loan Party and constituting Liens on all such properties and (y) such formation or acquisition of any new Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement, duly execute and deliver and cause such Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement and each Loan Party acquiring Equity Interests in such Subsidiary to duly execute and deliver to the Collateral Agent pledges, assignments, security agreement supplements, and other security agreements (which, to the extent applicable and if relating to the type of Collateral the granting of a security interest in which can be effected through

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the execution of a Security Agreement Supplement, shall be effected in such manner) as specified by, and in form and substance reasonably satisfactory to, the Administrative Agent and the Backstop DIP Lenders, securing payment of all of the Obligations of such Subsidiary or Loan Party, respectively,
(iv)    within 30 days (or such longer period as the Backstop DIP Lenders may agree in their reasonable discretion) after such formation or acquisition, take, and cause each Loan Party and each newly acquired or newly formed Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement to take or cause to be taken, whatever action may be necessary or advisable in the reasonable opinion of the Backstop DIP Lenders to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the pledges, assignments, security agreement supplements, and security agreements delivered pursuant to this Section 6.11, enforceable against all third parties in accordance with their terms,
(v)    solely in the case of formation or acquisition of a new direct or indirect Subsidiary pursuant to clause (x) above, within 30 days (or such longer period as the Backstop DIP Lenders may agree in their reasonable discretion) after such formation or acquisition, deliver to the Collateral Agent, upon the request of the Backstop DIP Lenders in their reasonable discretion, a signed copy of a favorable opinion in customary form, addressed to the Collateral Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Backstop DIP Lenders as to (1) the matters contained in clauses (i) and (iii)(y) above, such guaranties, guaranty supplements, pledges, assignments, security agreement supplements, and security agreements being legal, valid and binding obligations of such new Subsidiary thereto enforceable in accordance with their terms, (2) the matters contained in clause (iv) above, such recordings, filings, notices, endorsements and other actions being sufficient to create valid perfected Liens on such properties, and (3) such matters of corporate formalities as the Backstop DIP Lenders may request and such other matters as the Backstop DIP Lenders may reasonably request,
(vi)    promptly within 30 days (or such longer period as the Backstop DIP Lenders may agree in their reasonable discretion) after (A) the acquisition of any real property by any Loan Party, or (B) the formation or acquisition of any Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement, which Subsidiary holds any real property, if such real property shall not already be subject to a perfected Lien pursuant to the Collateral and Guarantee Requirement, the Borrower shall give notice thereof to the Administrative Agent and the Backstop DIP Lenders and promptly thereafter shall cause such real property to be subjected to a Lien to the extent required by the Collateral and Guarantee Requirement, and otherwise satisfy the Collateral and Guarantee Requirement with respect to such real property, and will take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Backstop DIP Lenders to grant and perfect or record such Lien; and
(vii)    at any time and from time to time, promptly execute and deliver, and cause each Loan Party and each newly acquired or newly formed Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement to execute and deliver, any and all further instruments and documents and take, and cause each Loan Party and each newly acquired or newly formed Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement to take, all such other action as the Backstop DIP Lenders may deem reasonably necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of,

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such guaranties, guaranty supplements, pledges, assignments, security agreement supplements, and security agreements.
(b)    The Interim Order shall be sufficient and conclusive evidence of the validity, perfection and priority of the security interests securing the Obligations without the necessity of filing or recording any financing statement, deed of trust, mortgage, assignment or other instrument or document which may otherwise be required under the law of any jurisdiction or the taking of any other action (including, for the avoidance of doubt, entering into any deposit account control agreement or securities account control agreements) to validate or perfect the security interests or to entitle the security interests to the priorities granted herein. Upon the exercise by the Collateral Agent or Administrative Agent of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, the Loan Parties shall execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent, Collateral Agent or Backstop DIP Lender may reasonably require. Further, each Loan Party shall cure promptly any material defects in the creation and issuance of the Notes and the execution and delivery of the Collateral Documents and this Agreement. Within 30 days after a request by the Administrative Agent or the Lenders to cure any title defects or exceptions which are not Permitted Liens, the Loan Parties shall cure such title defects and/or remove such exceptions.
Section 6.12.    Use of Proceeds. The Borrower shall use the proceeds of any Credit Extension, whether directly or indirectly, as set forth in Section 5.20.
Section 6.13.    Further Assurances and Post-Closing Undertakings.
(a)    General Assurances.
(i)    Each Loan Party shall, promptly upon request by any Agent or the Backstop DIP Lenders, or any Lender through the Administrative Agent, correct, and cause each of its Subsidiaries promptly to correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof.
(ii)    Each Loan Party shall, promptly upon request by any Agent or the Backstop DIP Lenders, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as any Agent or the Backstop DIP Lenders may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.
(b)    No Further Actions. Notwithstanding Section 6.11 and Section 6.13(a) and any other provision hereof or any other Loan Document, except for the Orders, no filing with any Governmental Authority, delivery of possessory collateral, establishment of “control” or other action shall be required with

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respect to perfection of the Liens under this Agreement or the Collateral Documents; and no endorsement of any insurance policies to include a lender’s loss payable clause, or to name the Collateral Agent as additional insured, shall be required in respect of this Agreement; provided that the Borrower shall make such filings and take such other action as the Backstop DIP Lenders may reasonably request, subject to the cooperation of the Collateral Trustee, if required.
(c)    Certain Foreign Subsidiaries. Upon the written request of the Backstop DIP Lenders following a Change in Law pursuant to which the Backstop DIP Lenders reasonably determine that the circumstances causing the undistributed earnings of any Foreign Subsidiary (as determined for United States federal income tax purposes) to be treated as a deemed dividend to the Borrower or any Domestic Subsidiary for U.S. federal income tax purposes or such other circumstances no longer subject the Borrower or any Domestic Subsidiary to liability for any additional United States income taxes by virtue of Section 956 of the Code or any other applicable provision of the Code (“CFC Pledge Restrictions”), unless (x) counsel for the Company reasonably acceptable to the Backstop DIP Lenders provides, within 60 days after such written request of the Backstop DIP Lenders, a written opinion addressed to the Borrower and the Backstop DIP Lenders, in form and substance mutually satisfactory to the Borrower and the Backstop DIP Lenders to the effect that, with respect to any direct Foreign Subsidiary of any Loan Party that has not already had all of the Equity Interests issued by it pledged pursuant to the Collateral Documents, a pledge of more than 66.0% of the total combined voting power of all classes of Equity Interests of such Foreign Subsidiary entitled to vote could reasonably be expected, despite such Change in Law, to continue to be subject to a CFC Pledge Restriction, then (y) that portion of such Foreign Subsidiary’s outstanding Equity Interests issued by such Foreign Subsidiary not theretofore pledged pursuant to the relevant Collateral Document shall be pledged to the Collateral Agent for the benefit of the Secured Parties pursuant to a supplement to the relevant Collateral Document (or another pledge agreement in substantially identical form, if needed) to the extent that entering into such Collateral Document is permitted by the Laws of the respective foreign jurisdiction and with all documents delivered pursuant to this Section 6.13(c) to be in form, scope and substance reasonably satisfactory to the Backstop DIP Lenders.
Section 6.14.    Taxes. Subject to the approval of the Bankruptcy Court in the Cases and to the restrictions set forth in this Agreement, and except as prohibited by reason of the Cases, the Parent will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, may reasonably be expected to become a lien or charge upon any properties of the Parent or its Subsidiaries not otherwise permitted under this Agreement; provided, that, neither the Parent nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.
Section 6.15.    End of Fiscal Years; Fiscal Quarters. The Borrower will cause (i) its and Parent’s fiscal year to end on or about December 31 of each calendar year and (ii) its and Parent’s fiscal quarters to end on or about March 31, June 30, September 30 and December 31 of each calendar year, in each case unless otherwise approved by the Backstop DIP Lenders.
Section 6.16.    Material Contracts. Subject to the approval of the Bankruptcy Court in the Cases, if required, and to the restrictions set forth in this Agreement, each Loan Party shall, and shall cause each of its Material Subsidiaries to, comply with all the terms and provisions of each Material Contract,

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except to the extent such failure to comply would not reasonably be expected to have a Material Adverse Effect.
Section 6.17.    [Reserved].
Section 6.18.    Compliance with Terms of Leaseholds. Subject to the approval of the Bankruptcy Court in the Cases, if required, and to the restrictions set forth in this Agreement, each Loan Party shall, and shall cause each of its Material Subsidiaries to, comply with all material obligations in respect of all leases of real property to which such Loan Party or Subsidiary is a party, except to the extent such failure to comply would not reasonably be expected to have a Material Adverse Effect.
Section 6.19.    [Reserved].
Section 6.20.    [Reserved].
Section 6.21.    Orders. The Borrower shall furnish to the Administrative Agent and the Backstop DIP Lenders (which the Administrative Agent shall provide to the Lenders), as soon as practicable in advance of filing with the Bankruptcy Court, electronic copies of the Interim Order, the Final Order and all other proposed orders and pleadings related to the DIP Facility (which must be, in each case, in form and substance satisfactory to the Backstop DIP Lenders and, in the case of the Interim Order, the Final Order and all other proposed orders, reasonably satisfactory to the Administrative Agent to the extent the Administrative Agent’s rights and obligations under this Agreement or any other Loan Document are adversely affected thereby).
ARTICLE VII
NEGATIVE COVENANTS
So long as any Lender shall have any Commitment (or any Backstop DIP Lender shall have any Backstop Commitment) hereunder, or any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, the Loan Parties shall not, nor shall they permit any of their Subsidiaries to, directly or indirectly:
Section 7.01.    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (collectively, the “Permitted Liens”):
(a)    Liens pursuant to (i) the Loan Documents, (ii) the Senior Notes Documents and (iii) the Existing Credit Documents; provided that Liens described in the foregoing clauses (ii) and (iii) shall be limited to the Liens in existence immediately prior to the Petition Date and Liens constituting Post-petition Liens authorized by the Orders;
(b)    Liens existing on the date hereof and listed on Schedule 7.01(b);
(c)    Liens for taxes, assessments or governmental charges which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

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(d)     statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than thirty (30) days or, if more than thirty (30) days overdue, are unfiled (or if filed have been discharged or stayed) and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;
(e)    (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;
(f)    Deposits or pledges of cash or Cash Equivalents to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations), and obligations in respect of letters of credit or bank guarantees providing credit enhancement for any of the foregoing, incurred in the ordinary course of business, Consistent with the Approved Budget and in an aggregate amount not to exceed $5,000,000;
(g)    easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Parent, the Borrower or any Material Subsidiary;
(h)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01(h);
(i)    Liens securing Capitalized Leases and purchase money Indebtedness permitted under Section 7.03(h); provided, that, (i) such Liens attach concurrently with or within 120 days after the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits, and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to such Capitalized Leases;
(j)    leases, licenses, subleases or sublicenses, in each case, granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Parent, the Borrower or any Material Subsidiary or (ii) secure any Indebtedness;
(k)    Liens consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05 solely to the extent such Disposition would have been permitted on the date of the creation of such Lien;
(l)    the Carve-Out;

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(m)    Liens approved by the Orders;
(n)    any interest or title of a lessor or sublessor under operating leases or subleases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;
(o)    Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of a Loan Party or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or its Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;
(p)    any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Parent, the Borrower or any Material Subsidiary;
(q)    Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit issued for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods; or
(r)    [Reserved];
(s)    ground leases in respect of real property on which facilities owned or leased by a Loan Party or any of its Subsidiaries are located;
(t)    [Reserved]; and
(u)    licenses of patents, trademarks and other Intellectual Property rights granted by a Loan Party and its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of such Loan Party or such Subsidiary.
Section 7.02.    [Reserved]
Section 7.03.    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
(a)    Indebtedness of the Loan Parties under (i) the Loan Documents and (ii) the Existing Credit Documents; provided that the aggregate principal amount of Indebtedness under the Existing Credit Documents shall not exceed $50,000,000 at any time, plus all accrued and unpaid interest thereon;
(b)    Indebtedness of the Parent, the Borrower and any of its Subsidiaries under the Senior Notes, provided that the aggregate principal amount of such Indebtedness shall not exceed $300,000,000 at any time, plus all accrued and unpaid interest thereon;
(c)    Guarantee Obligations of the Parent and its Subsidiaries in respect of Indebtedness of the Borrower or any Subsidiary otherwise permitted hereunder (except that a Non-Loan Party may not, by virtue of this Section 7.03(c), guarantee Indebtedness that such Non-Loan Party could not otherwise incur under this Section 7.03 and a Loan Party may not, by virtue of this Section 7.03(c), guaranty Indebtedness of a Non-Loan Party); provided, that, if the Indebtedness being guaranteed is subordinated to the Obligations,

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such Guarantee Obligation shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;
(d)    Indebtedness of any Loan Party to any Subsidiary or any Non-Loan Party to any other Non-Loan Party; provided, that, except with respect to Indebtedness among Non-Loan Parties, all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that is reasonably satisfactory to the Administrative Agent;
(e)    [Reserved];
(f)    Indebtedness in respect of Swap Contracts designed to hedge against interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;
(g)    [Reserved];
(h)    (i) Existing Indebtedness and (ii) Indebtedness with respect to Capitalized Leases and purchase money Indebtedness incurred after the Petition Date; provided, that, (x) the aggregate outstanding principal amount of Capitalized Leases and purchase money Indebtedness incurred pursuant to this clause (ii) shall not exceed $2,500,000 at any time, and (y) any such Indebtedness (1) in the case of Capitalized Leases or purchase money Indebtedness, shall be secured by the asset subject to such Capitalized Leases or acquired asset in connection with the incurrence of such Indebtedness, as the case may be, and (2) in the case of purchase money Indebtedness, shall constitute not greater than 75% of the aggregate consideration paid with respect to such asset;
(i)    Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts incurred in the ordinary course;
(j)    Indebtedness incurred by the Parent or any of its Subsidiaries in respect of letters of credit, bank guarantees, banker’s acceptances, warehouse receipts or similar instruments or premium financing arrangements incurred, issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;
(k)    obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Parent or any of its Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;
(l)    Indebtedness of a Non-Loan Party owed to a Loan Party which constitutes a Permitted Investment of such Loan Party or an Investment of such Loan Party permitted by Section 7.06;
(m)    [Reserved]; and
(n)    [Reserved].

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For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (n) above, the Loan Parties shall, in their sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided, that, (x) all Indebtedness outstanding under the Loan Documents will be deemed to have been incurred in reliance only on the exception in clause (a) of this Section 7.03, (y) all Indebtedness outstanding under the Existing Credit Agreement will be deemed to have been incurred in reliance only on the exception in clause (a)(ii) of this Section 7.03and (z) all Indebtedness outstanding under the Senior Notes will be deemed to have been incurred in reliance only on the exception in clause (b) of this Section 7.03.
Section 7.04.    Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person.
Section 7.05.    Disposition. Make any Disposition or enter into any agreement to make any Disposition, except:
(a)    Dispositions of obsolete, worn out or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Loan Parties and their Subsidiaries;
(b)    Dispositions of inventory and immaterial assets in the ordinary course of business (including allowing any registrations or any applications for registration of any immaterial Intellectual Property to lapse or go abandoned in the ordinary course of business);
(c)    Dispositions in the ordinary course of business of motor vehicles and other equipment to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (ii) the proceeds of such Disposition are promptly applied to the purchase price of similar replacement property (which replacement property is actually promptly purchased);
(d)    Dispositions of property to the Parent, the Borrower or a Subsidiary; provided, that, if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party or (ii) to the extent such transaction constitutes an Investment, such transaction is a Permitted Investment or is otherwise permitted under Section 7.06;
(e)    Dispositions permitted by Section 7.04 and Section 7.06 and Liens permitted by Section 7.01;
(f)    Dispositions in the ordinary course of business of Cash Equivalents;
(g)    licenses granted to a Person of selected data from the Parent’s and/or any Subsidiary’s data library in exchange for ownership of separate seismic data supplied by such Person, licenses of inventory or data assets, sales or grants of licenses or sublicenses to use any inventory, patents, trade secrets, know-how and other intellectual property, and other leases, subleases, licenses or sublicenses, in each case in the ordinary course of business and consistent with past practice or which do not materially interfere with the business of the Parent and its Subsidiaries;

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(h)    transfers of property subject to Casualty Events for salvage value following receipt of the Net Cash Proceeds of such Casualty Event;
(i)    Dispositions of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof, including, without limitation, the factoring of accounts receivable by Non-Loan Parties; and
(j)    [Reserved];
provided, that, if any Disposition permitted hereunder results in the realization or receipt by the Parent or any Subsidiary of Net Cash Proceeds, such Net Cash Proceeds shall be applied in accordance with the requirements of Section 2.05(b).
Without limiting the generality of the foregoing, no Loan Party shall nor shall they permit any of their Subsidiaries to, directly or indirectly, dispose of any Equity Interests of any Loan Party or any of its Subsidiaries, except for the Disposition of not less than all of the Equity Interests of such Person, if such Disposition is otherwise permitted by clauses (a) through (j) of this Section 7.05.
Section 7.06.    Restricted Payments.
(a)     (i) Declare or pay (without duplication) any dividend or make any other payment or distribution on account of the Parent’s or any of its Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Parent or any of its Subsidiaries) or to the direct or indirect holders of the Parent’s or any of its Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions (x) payable in Equity Interests (other than Disqualified Equity Interests) of the Parent or (y) to the Parent or a Subsidiary of the Parent); (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Parent or any of its Subsidiaries) any Equity Interests of the Parent or any Subsidiary thereof held by Persons other than the Parent or any of its Subsidiaries; (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness that is subordinated to the Loans or any Guaranty (“Subordinated Debt”), except (A) a payment of interest or principal at the Stated Maturity thereof or (B) the purchase, repurchase or other acquisition of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), except for the following:
(i)    Restricted Payments Consistent with the Approved Budget (without giving effect to any Permitted Deviation);
(ii)    [reserved]; and
(iii)    so long as no Default has occurred and is continuing or would be caused thereby, any Investment (I) by a Non-Loan Party in any other Non-Loan Party and (II) by a Loan Party in a Non-Loan Party so long as such Investment (i) is made in the ordinary course of business and (ii) is Consistent with the Approved Budget (without giving effect to any Permitted Deviation).
(b)    The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Parent or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later

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than the date of making any Restricted Payment, the Parent shall deliver to the Backstop DIP Lenders a certificate of a Responsible Officer of the Parent stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 7.06 were made, together with a copy of any opinion or appraisal required by this Agreement.
Section 7.07.    Change in Nature of Business. Engage in any line of business or activity other than a Permitted Business.
Section 7.08.    Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than:
(a)    transactions on terms substantially as favorable to such Loan Party or such Subsidiary as would be obtainable by such Loan Party or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;
(b)    the Loans to be made and other transactions between Lenders (in such capacity) or Backstop DIP Lenders (in such capacity) and Loan Parties contemplated hereunder;
(c)    [Reserved];
(d)    transactions by and among (i) the Parent and/or any of its Subsidiaries to the extent expressly permitted by this Article VII, (ii) Loan Parties, (iii) Non-Loan Parties, and (iv) one or more Loan Parties and one or more Non-Loan Parties in connection with the provision of goods or services related to a Permitted Business, with amounts owed in connection therewith being established by the Borrower in the exercise of its reasonable discretion and in a manner consistent with applicable U.S. transfer pricing standards for such transactions;
(e)    employment and severance arrangements between the Parent or any of its Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements;
(f)    the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers, employees and consultants of the Parent and its Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Parent and its Subsidiaries; and
(g)    dividends permitted under Section 7.06.
Section 7.09.    Payments with respect to Senior Notes and Existing Credit Agreement; Amendments or Modification to Senior Note Documents and Existing Credit Documents.
(a)    Except as otherwise provided in the Orders, pay, prepay, redeem, purchase, defease or otherwise satisfy in any manner all or any obligations (including the payment of any interest) under the Senior Notes Documents or the Existing Credit Documents without the consent of the Backstop DIP Lenders.
(b)    Amend, modify or change in any manner any term or condition of the Senior Note Documents or the Existing Credit Documents without the consent of the Backstop DIP Lenders.
Section 7.10.    Negative Pledge. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or

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assumption of any Lien upon any of its property or assets except (a) the Loan Documents, the Senior Note Documents and the Existing Credit Documents or (b) prohibitions or conditions (i) under any purchase money or Indebtedness permitted by Section 7.03(e) solely to the extent that the agreement or instrument governing such Indebtedness prohibits a Lien on the property acquired with the proceeds of such Indebtedness, (ii) under any Capitalized Lease permitted by Section 7.03(e) solely to the extent that such Capitalized Lease prohibits a Lien on the property subject thereto, (iii) by reason of customary provisions restricting pledges, assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets subject to such leases, licenses or similar agreements, as the case may be), (iv) under any agreement entered into with respect to any multi-client data library transaction to the extent that such agreement prohibits or restricts any Loan Party or its Subsidiaries from granting liens or security interests on or pledges of any such data or any deposit or securities accounts or the funds or other investment property held therein which constitutes prepayments by a client for such client’s respective share of the costs associated with such data library or of the price to be paid by such client for a license or other right to use such data, or (v) under any Indebtedness outstanding on the date any Person first becomes a Subsidiary of the Parent (so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Parent).
Section 7.11.    Partnerships, Etc. Become a general partner in any general or limited partnership, or permit any of its Subsidiaries to do so, other than any Subsidiary the sole assets of which consist of its interest in such partnership.
Section 7.12.    Amendments to Constitutive Documents. Amend, or permit any of its Subsidiaries to amend, its certificate of incorporation or bylaws or other constitutive documents in a manner material and adverse to the Lenders.
Section 7.13.    Bankruptcy Matters. (i) Pay or otherwise satisfy any material pre-petition claims (other than claims paid pursuant to any order entered by the Bankruptcy Court and Consistent with the Approved Budget), including, without limitation, any pre-petition claims of critical vendors, (ii) except as set forth in the motions filed on the Petition Date, seek to reject or terminate, or permit the rejection or termination of, any material license agreement, lease agreement in respect of material real property or material contract, in each case without the prior written consent of the Backstop DIP Lenders or (iii) amend, waive, forgive, modify, discharge or compromise any claim between or among the Loan Parties and their respective Subsidiaries, in each case without the prior written consent of the Backstop DIP Lenders.
Section 7.14.    Capital Expenditures. Make any Capital Expenditures (other than the incurrence of any Capitalized Leases permitted under this Agreement and any other Capital Expenditures Consistent with the Approved Budget).
Section 7.15.    [Reserved].
Section 7.16.    No Right of Subrogation. Assert any right of subrogation or contribution against any other Loan Party or any of their Subsidiaries.
Section 7.17.    Use of Proceeds. Use any proceeds of Loans (i) in any manner that is not Consistent with the Approved Budget (without giving effect to any Permitted Deviation (except as otherwise permitted hereunder)) or (ii) to challenge (as opposed to investigate) the validity, perfection, priority, extent or enforceability of the Senior Notes, or the liens or security interests securing the obligations under the Senior Notes or to pursue any causes of action of any kind against the Collateral Trustee and/or the Indenture Trustee for the Senior Notes, or the holders of the Senior Notes (the “Senior Noteholders”); provided that

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to the extent an official committee of unsecured creditors is appointed in the Case, no more than $25,000 of any proceeds of Loans or cash collateral shall be used by counsel to the official committee, if any, to investigate, but not prosecute, the validity, perfection, priority, extent or enforceability of the Senior Notes or the liens or security interests securing the obligations under the Senior Notes. In furtherance of the foregoing, the Loan Parties hereby waive the right to investigate and challenge the validity, perfection, priority, extent or enforceability of the Senior Notes (and the liens and claims granted thereunder) and shall waive any and all claims of any kind against the Collateral Trustee, the Indenture Trustee and Senior Noteholders (subject to the rights of the official committee, if any, to commence any action against the Collateral Trustee, the Indenture Trustee and/or the Senior Noteholders within 15 days of the committee’s appointment).
ARTICLE VIII
[RESERVED]
ARTICLE IX
EVENTS OF DEFAULT AND REMEDIES
Section 9.01.    Events of Default. Any of the following events referred to in any of clauses (a) through (n) inclusive of this Section 9.01 shall constitute an “Event of Default”:
(a)    Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or
(b)    Specific Covenants. The Parent or the Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01(e), Section 6.01(f), Section 6.01(g), Section 6.03(a), Section 6.05 (solely with respect to the Borrower), Section 6.12 or Article VII; or
(c)    Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 9.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after receipt by the Borrower of written notice thereof by the Administrative Agent or the Required Lenders; or
(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
(e)    Cross-Default. Any Loan Party or any Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness which, in the case of any Debtor, was incurred after the Petition Date (other than Indebtedness hereunder), having an aggregate principal amount of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of

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such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, all such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem all such Indebtedness to be made, prior to its stated maturity; or
(f)    Material Adverse Deviation. A Material Adverse Deviation shall have occurred; or
(g)    [Reserved]; or
(h)    Judgments. There is entered against any Loan Party or any Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or
(i)    ERISA. (i) An ERISA Event (other than commencement of the Cases) occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of any Loan Party or ERISA Affiliate under Title IV of ERISA in an aggregate amount which would reasonably be expected to exceed the Threshold Amount, (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which would reasonably be expected to exceed the Threshold Amount, (iii) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an aggregate amount which would reasonably be expected to exceed the Threshold Amount; or (iv) a termination, withdrawal or noncompliance with applicable law or plan terms or termination, withdrawal or other event similar to an ERISA Event occurs with respect to a Foreign Plan that would reasonably be expected to exceed the Threshold Amount; or
(j)    Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or the satisfaction in full of all the Obligations which are then accrued and payable and termination of the Aggregate Commitments, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations which are then accrued and payable and termination of the Aggregate Commitments), or purports to revoke or rescind any Loan Document; or
(k)    Change of Control. A Change of Control shall have occurred; or
(l)    Liens. Any Collateral Document after delivery thereof pursuant to Section 4.01 or Section 6.11 and, to the extent applicable, timely and proper filing thereof with applicable authorities, shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected lien on and security interest in the Collateral having an aggregate fair market value in excess of $250,000 purported to be covered thereby; or

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(m)    Bankruptcy Matters. Any of the following shall have occurred:
(i)    (a) any of the Cases shall be dismissed or converted to a Chapter 7 Case or a Chapter 11 plan of liquidation shall have been filed for any of the Cases; (b) a trustee, receiver, interim receiver or receiver and manager shall be appointed in any of the Cases or a responsible officer or an examiner with enlarged powers shall be appointed in any of the Cases (having powers beyond those set forth in Bankruptcy Code sections 1106(a)(3) and (4)); or (c) the Bankruptcy Court shall abstain from asserting jurisdiction over any of the Debtors;
(ii)    any other Superpriority Claim (other than any such claim of any agent or lenders under the Existing Credit Agreement) which is senior to or pari passu with the claims of the Secured Parties shall be granted;
(iii)    any Order shall be stayed, amended, modified, reversed or vacated;
(iv)    a plan shall be confirmed in the Cases which is inconsistent in any material respect with the Restructuring Term Sheet or the Restructuring Support Agreement; or the Loan Parties shall take any action, including, without limitation, the filing of an application, in support of any plan that is inconsistent with the Restructuring Term Sheet or the Restructuring Support Agreement, or any person other than the Loan Parties shall do so and such application is not contested in good faith by the Loan Parties;
(v)    an official committee, if any, or any other party seeks leave to file an action challenging the validity, perfection, priority, extent or enforceability of the Loan Documents (and the liens and claims in respect thereof);
(vi)    other than pursuant to any Order, the Bankruptcy Court shall enter an order granting relief from the automatic stay applicable under section 362 of the Bankruptcy Code to any party in interest, including, without limitation, any holder or holders of any security interest:
(A)    to permit foreclosure, the granting of a deed in lieu of foreclosure, or any similar action or other act of enforcement on any assets of the Debtors having an aggregate book value in excess of $100,000; or
(B)    to permit any other action or actions that would, either singly or in the aggregate, have a Material Adverse Effect on the Debtors or their estates or the value of the Collateral in the aggregate or the interests of any Lenders in the Collateral in the aggregate;
(vii)    any of the Loan Parties or any of their Affiliates shall fail to perform any of its material obligations under the Interim Order or the Final Order;
(viii)    there shall be filed a motion, pleading or proceeding by any of the Loan Parties or their Affiliates not otherwise approved by the Backstop DIP Lenders which could reasonably be expected to result in a material impairment of the rights or interests of the Lenders or a determination by a court with respect to any motion, pleading or proceeding brought by another party which results in such an impairment; or
(ix)    any of the Debtors shall cease to have the exclusive right pursuant to Section 1121 of the Bankruptcy Code to file a plan of reorganization.

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(n)    Failure to Achieve Certain Milestones. The Debtors fail to achieve any of the following milestones:
(i)    [reserved];
(ii)    [reserved];
(iii)    [reserved];
(iv)    the Interim Order Entry Date shall have occurred within 10 days after the Petition Date;
(v)    the Final Order Entry Date shall have occurred on or before the Final Order Deadline;
(vi)    on or prior to 46 days following the Petition Date, the Loan Parties shall have obtained an order or orders of the Bankruptcy Court confirming the Chapter 11 Plan, each in form and substance acceptable to the Backstop DIP Lenders; and
(vii)    on or prior to 60 days following the Petition Date, the effective date of the Chapter 11 Plan shall have occurred.
For purposes of clause (d) above and Section 4.03(a), the accuracy of any representation or warranty in Sections 5.07, 5.09, 5.10, 5.12 and 5.16 with respect to any Subsidiary shall be determined without giving effect to the phrase “to the Borrower’s and the Parent’s knowledge” contained therein.
Section 9.02.    Remedies Upon Event of Default.
(a)    During the continuance of any Event of Default, the Administrative Agent, at the written request of the Required Lenders, shall (i) by advance written notice to the Borrower that is also filed with the Bankruptcy Court, declare that all or any portion of the Commitments (and the Backstop Commitments) be terminated, whereupon the obligation of each Lender to make any Loan (and the obligations of the Backstop DIP Lenders to make Backstop Loans) shall immediately terminate and (ii) by advance written notice to the Borrower that is also filed with the Bankruptcy Court, declare the Loans, all interest thereon and all other amounts and Obligations payable under this Agreement to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts and Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower. In addition, subject solely to any requirement of the giving of notice, if any, by the terms of the Interim Order or the Final Order, as the case may be, the automatic stay provided in section 362 of the Bankruptcy Code and the Loan Documents, as the case may be, shall be deemed automatically vacated without further action or order of the Bankruptcy Court, and the Administrative Agent and the Lenders shall be entitled to exercise all of their respective rights and remedies under the Loan Documents, including, without limitation, all rights and remedies with respect to the Collateral and the Guarantors. In addition to the remedies set forth above, the Administrative Agent, at the written request of the Required Lenders, shall direct the Collateral Agent to exercise any remedies provided for by the Security Documents in accordance with the terms thereof or any other remedies provided by applicable law or in equity.
(b)    At any time after termination of the Commitments or acceleration of the maturity of the Loans, (i) if the Borrowers shall pay all arrears of interest and all payments on account of principal

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of the Loans and other Obligations that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Events of Default and Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 11.01, then upon the written consent of the Required Lenders and written notice to the Borrower and the Administrative Agent, the termination of the Commitments (and the Backstop Commitments) or the acceleration and their consequences may be rescinded and annulled and (ii) in the case of such remedies exercised under Section 9.02(a)(i), upon the written consent of the Required Lenders and written notice to the Borrower and the Administrative Agent, the termination of the Commitments (and the Backstop Commitments) or the acceleration and their consequences applicable to the Lenders may be rescinded and annulled; provided, however, that such action shall not affect any subsequent Event of Default or Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders to a decision that may be made at the election of the Required Lenders, and such provisions are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.
Section 9.03.    Application of Funds. If the circumstances described in Section 2.12(g) have occurred, or after the exercise of remedies provided for in Section 9.02, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 11.04 and amounts payable under Article III) payable to each Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 11.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest (including, but not limited to, post-petition interest), ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal or face amounts of the Loans, Swap Termination Value under Secured Hedge Agreements or Cash Management Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
ARTICLE X

ADMINISTRATIVE AGENT AND OTHER AGENTS

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Section 10.01.    Appointment and Authorization of Agents.
(a)    Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained in this Agreement or in any other Loan Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
Notwithstanding any provision contained in this Agreement providing for any action in the Administrative Agent’s reasonable discretion or approval of any action or matter in the Administrative Agent’s reasonable satisfaction, the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loans Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that, the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law. The Administrative Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any other Loan Party or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any other Agent-Related Person in any capacity.
Neither the Administrative Agent nor any Agent-Related Person shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
The provisions of this Article X (other than Section 10.11 and the third sentence of Section 10.09) are solely for the benefit of the Agents and the Lenders, and no Loan Party or respective Affiliate shall have rights as a third-party beneficiary of any such provisions.
(b)    The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender and a potential Hedge Bank or Cash Management Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent

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of (and to hold any security interest, charge or other Lien created by the Collateral Documents for and on behalf of or on trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article X (including Section 10.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
Section 10.02.    Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through such Affiliates, agents, sub-agents, employees or attorneys-in-fact as shall be deemed necessary by the Administrative Agent, and shall be entitled to advice of counsel, both internal and external, independent public consultants and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct as determined by the final non-appealable judgment of a court of competent jurisdiction.
Section 10.03.    Liability of Agents. No Agent-Related Person shall (a) be liable to any Lender (i) for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein) or (ii) for any apportionment or distribution of payments made pursuant to Section 2.12 without any gross negligence or willful misconduct, and if any such apportionment or distribution is subsequently determined to have been made in error but without any gross negligence or willful misconduct, the sole recourse of any Lender to whom payment was due but not made in error but without any gross negligence or willful misconduct shall be to recover from the other Lenders any payment in excess of the amount which they are determined to be entitled to (and such other Lenders hereby covenant and agree to return promptly to such Lender any erroneous payment received by them), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.
Section 10.04.    Reliance by Agents.

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(a)    Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.
(b)    For purposes of determining compliance with the conditions specified in Article IV, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date or Borrowing Date, as applicable, specifying its objection thereto.
Section 10.05.    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default”. The Administrative Agent will promptly notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article IX.
Section 10.06.    Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall

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not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.
Section 10.07.    Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand each Agent-Related Person (to the extent not promptly reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities to the extent incurred by it; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction; provided, that, no action taken or refrained from in accordance with the directions or consent of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 10.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 10.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including reasonable Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not promptly reimbursed for such expenses by or on behalf of the Borrower; provided, that, such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto, if any. The undertaking in this Section 10.07 shall survive termination of the Aggregate Commitments, the payment in full of all other Obligations and the resignation of the Administrative Agent.
Section 10.08.    Agents in their Individual Capacities. Cantor Fitzgerald Securities and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though Cantor Fitzgerald Securities were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Cantor Fitzgerald Securities or its Affiliates may receive information regarding any Loan Party or any Affiliate of a Loan Party (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, if any, Cantor Fitzgerald Securities shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and if Cantor Fitzgerald Securities at any time holds any Loans the terms “Lender” and “Lenders” will include Cantor Fitzgerald Securities in its individual capacity.
Section 10.09.    Successor Agents. The Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ notice to the Lenders and the Borrower. The Backstop DIP Lenders may remove the Administrative Agent upon five (5) days’ notice to the Lenders and the Borrower. If the Administrative Agent resigns or is removed by the Backstop DIP Lenders under this Agreement, the Backstop DIP Lenders shall appoint a successor agent for the Lenders, which appointment of a successor agent, if such successor agent is an Ineligible Person, shall require the consent of the Borrower. If no

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successor agent is appointed prior to the effective date of the resignation or removal of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Backstop DIP Lenders and, if no Default has occurred and is continuing, the Borrower, a successor agent from among the Lenders. Any resignation or removal of the Administrative Agent shall also constitute the resignation or removal of the Collateral Agent. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and Collateral Agent and the terms “Administrative Agent” and “Collateral Agent” shall mean such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent and Collateral Agent shall be terminated. After the retiring Administrative Agent’s resignation or removal hereunder as the Administrative Agent, the provisions of this Article X and Section 11.04 and Section 11.05 shall inure to the benefit of each Agent-Related Person as to any actions taken or omitted to be taken by it while it was the Administrative Agent or Collateral Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent and Collateral Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation or removal, the retiring Administrative Agent’s resignation or removal shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Backstop DIP Lenders appoint a successor agent as provided for above. Lenders assuming the role of Administrative Agent and Collateral Agent as specified in the immediately preceding sentence shall assume the rights and obligations of the Administrative Agent and Collateral Agent (including the indemnification provisions set forth in Section 10.07) as if each such Lender were the Administrative Agent and Collateral Agent. Upon the acceptance of any appointment as the Administrative Agent and Collateral Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the mortgages, and such other instruments or notices, as may be reasonably necessary or desirable, or as the Backstop DIP Lenders may reasonably request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, the successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents.
Section 10.10.    Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent, at the request of the Required Lenders (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower), shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.09 and Section 11.04) allowed in such judicial proceeding;
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

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(c)    any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due to the Administrative Agent under Section 2.09 and Section 11.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
Section 10.11.    Release of Collateral and Guaranty.
(a)    The Lenders irrevocably agree that any Lien on any property granted to or held by the Collateral Agent under any Loan Document for the benefit of the Secured Parties shall be automatically released (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) obligations under Secured Hedge Agreements not yet due and payable, (B) Cash Management Obligations not yet due and payable and (C) contingent indemnification obligations not yet accrued and payable), (ii) upon the sale, lease, transfer or other disposition of such property (including, without limitation, as a result of the sale, in accordance with the terms of the Loan Documents, of the Loan Party that owns such property) in accordance with the terms of the Loan Documents and the Orders, (iii) subject to Section 11.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders and the Bankruptcy Court, or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (b) below. The Collateral Agent will, at the Borrower’s expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of such property from the assignment and security interest granted under the Collateral Documents in accordance with the terms of the Loan Documents.
(b)    The Lenders irrevocably agree that each Guarantor shall be automatically released from its obligations under the Guaranty upon the termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) obligations under Secured Hedge Agreements and Cash Management Obligations not yet due and payable, in each case which have been cash collateralized or backstopped by letters of credit, as the case may be, in a manner satisfacotry to the applicable Secured Parties, and (B) contingent indemnification obligations not yet accrued and payable).
Section 10.12.     [Reserved]
Section 10.13.    Appointment of Supplemental Administrative Agents.
(a)    It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent and the Backstop DIP Lenders as a separate trustee, co-trustee, administrative agent, collateral agent, collateral trustee, administrative sub-agent or administrative

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co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”). Such Supplemental Administrative Agent may be removed at any time by the Administrative Agent and the Backstop DIP Lenders.
(b)    In the event that the Administrative Agent and the Backstop DIP Lenders appoint a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article X and of Section 11.04 and Section 11.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.
(c)    Should any instrument in writing from any Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent and the Backstop DIP Lenders, if applicable, for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Backstop DIP Lenders. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.
ARTICLE
MISCELLANEOUS
Section 11.01.    Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that:
(a)    no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders (other than any Lender that is, at such time, a Defaulting Lender), do any of the following at any time:
(i)    change the percentage of (x) the Commitments or (y) the aggregate unpaid principal amount of Loans that, in each case, shall be required for the Lenders or any of them to take any action hereunder,
(ii)    release one or more Guarantors (or otherwise limit such Guarantors’ liability with respect to the Obligations owing to the Agents and the Lenders under the Guaranties) if such

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release or limitation is in respect of all or substantially all of the value of the Guaranties to the Lenders,
(iii)    release all or substantially all of the Collateral in any transaction or series of related transactions, or
(iv)    amend any provision of this Section 11.01, the definition of “Required Lenders,” “Pro Rata Backstop Share,” “Pro Rata Loan Share,” “Pro Rata Share,” or “Pro Rata Unused Commitment Share,” Section 2.05(c), Section 2.06(a)(iii) or Section 9.03;
(b)    no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each Lender specified below for such amendment, waiver or consent:
(i)    increase or extend the Commitments of a Lender without the consent of such Lender,
(ii)    reduce the principal of, or stated rate of interest on, or stated premium payable on, the Loans owed to a Lender or any fees or other amounts stated to be payable hereunder or under the other Loan Documents to such Lender without the consent of such Lender, or
(iii)    postpone any date scheduled for any payment of principal of, or interest on, the Loans pursuant to Section 2.07 or Section 2.08, in each case payable to a Lender without the consent of such Lender, and
(c)    no amendment, waiver or consent shall change or amend any provision of Section 2.13 without the consent of the Lenders holding at least 70% of the Total Facility Exposure, but excluding any Defaulting Lenders;
provided, further, that no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders required above to take such action, affect the rights or duties of such Agent under this Agreement or the other Loan Documents.
Notwithstanding anything to the contrary contained in this Section 11.01, any Collateral Documents may be in a form reasonably determined by the Administrative Agent and the Backstop DIP Lenders acting on the advice of counsel and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent and the Backstop DIP Lenders acting on the advice of counsel at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order to (i) cure ambiguities, omissions, mistakes or defects or (ii) cause such Collateral Document to be consistent with this Agreement and the other Loan Documents.
Section 11.02.    Notices and Other Communications; Facsimile and Electronic Copies.
(a)    General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission) (and, as to service of process, only in writing and in accordance with applicable law) and, to the extent set forth in Section 11.02(e), in an electronic medium and delivered as set forth in Section 11.02(e). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

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(i)    if to the Borrower, the Backstop DIP Lenders or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties from time to time; and
(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a written notice to the Borrower and the Administrative Agent.
All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 11.02(e)), when delivered; provided, that, notices and other communications to the Administrative Agent pursuant to Article II shall not be effective until actually received by such Person during the person’s normal business hours. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.
(b)    Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or electronic transmission of a .pdf copy; provided that original copies are delivered promptly thereafter.
(c)    Reliance by Agents and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct. All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
(d)    Notice to other Loan Parties. The Borrower agrees that notices to be given to any other Loan Party under this Agreement or any other Loan Document may be given to the Borrower in accordance with the provisions of this Section 11.02 with the same effect as if given to such other Loan Party in accordance with the terms hereunder or thereunder.
(e)    Communications. The Borrower hereby agrees that it will provide to the Administrative Agent and the Backstop DIP Lenders all information, documents and other materials that it is obligated to furnish to the Administrative Agent and the Backstop DIP Lenders pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new Borrowing or other Extension of Credit, (ii) relates to the payment of any principal or other amount due under this Agreement or the termination or reduction of the Commitments prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or

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any Borrowing or other Extension of Credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent and the Backstop DIP Lenders to electronic mail addresses specified by the Administrative Agent and the Backstop DIP Lenders to the Borrower. In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent and the Backstop DIP Lenders in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent or the Backstop DIP Lenders, as applicable. The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks or a substantially similar electronic transmission system (the “Platform”).
(f)    Use of the Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT-RELATED PERSONS IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE AGENT-RELATED PERSONS HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT-RELATED PERSON IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT-RELATED PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
(g)    Delivery and Notice of Communications. The Administrative Agent and the Backstop DIP Lenders agree that the receipt of the Communications by the Administrative Agent and the Backstop DIP Lenders at their e-mail addresses set forth above shall constitute effective delivery of the Communications for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
(h)    Acknowledgment. EACH LENDER ACKNOWLEDGES THAT UNITED STATES FEDERAL AND STATE SECURITIES LAWS PROHIBIT ANY PERSON WITH MATERIAL, NON-PUBLIC INFORMATION ABOUT AN ISSUER FROM PURCHASING OR SELLING SECURITIES OF SUCH ISSUER OR, SUBJECT TO CERTAIN LIMITED EXCEPTIONS, FROM COMMUNICATING SUCH INFORMATION TO ANY OTHER PERSON. EACH LENDER AGREES TO COMPLY WITH APPLICABLE LAW AND ITS RESPECTIVE CONTRACTUAL OBLIGATIONS WITH RESPECT TO CONFIDENTIAL AND MATERIAL NON-PUBLIC INFORMATION OF THE PARENT AND ITS SUBSIDIARIES.

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Section 11.03.    No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.
Section 11.04.    Attorney Costs and Expenses. The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Backstop DIP Lenders for all out-of-pocket costs and expenses incurred in connection with the preparation, syndication, execution, delivery and administration of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), including all Attorney Costs and all reasonable out-of-pocket expenses of the Administrative Agent associated with creating and maintaining an electronic document delivery service and providing accounting for the Lenders, (b) to pay all actual out-of-pocket expenses of the Administrative Agent and the Backstop DIP Lenders in connection with the Cases, including Attorney Costs, and (c) to pay or reimburse the Administrative Agent and each Lender for all out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all costs and expenses incurred in connection with any workout or restructuring in respect of the Loans, all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law (other than the Cases), and including (i) prior to the occurrence and continuance of an Event of Default, one counsel to the Lenders (collectively) and one counsel to the Administrative Agent and the other Agents (collectively) (and one local counsel to the Lenders (collectively) and one local counsel to the Administrative Agent and the other Agents (collectively) in each applicable jurisdiction and, in the event of any actual conflict of interest, one additional counsel to each of the affected parties) and (ii) after an Event of Default has occurred and is continuing, all Attorney Costs of counsel to the Agents and the Lenders. The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other reasonable and documented out-of-pocket expenses incurred by any Agent or Backstop DIP Lender. The agreements in this Section 11.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 11.04 shall be paid within five (5) Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail.
Section 11.05.    Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, trustees, investment advisors and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, taxes, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including (a) prior to the occurrence and continuance of an Event of Default, one counsel to the Lenders (collectively) and one counsel to the Administrative Agent and the other Agents (collectively) (and one local counsel to the Lenders (collectively) and one local counsel to the Administrative Agent and the other Agents (collectively) in each applicable jurisdiction and, in the event of any actual conflict of interest, one additional counsel to each of the affected parties) and (b) after an Event of Default has occurred and is continuing, all Attorney Costs of counsel to the Agents and the Lenders) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the

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transactions contemplated thereby, (ii) any Commitment or Loan or the use or proposed use of the proceeds therefrom, or (iii) any actual or alleged presence or release of Hazardous Materials on, at, under or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related to the Borrower, any Subsidiary or any other Loan Party, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee and whether brought by an Indemnified Party, a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnified Party is a party thereto and whether or not any of the transactions contemplated hereby are consummated; provided, that, such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee as determined by a final non-appealable judgment of a court of competent jurisdiction. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document. All amounts due under this Section 11.05 shall be paid within five (5) Business Days after demand therefor. The agreements in this Section 11.05 shall survive the resignation of any Agent or the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
Section 11.06.    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate.
Section 11.07.    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Parent nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder (I) during the Participation Period to any Person other than a Qualified Participant; provided that an assignment of Loans or Commitments to any such Qualified Participant must be made proportionate to such Qualified Participant’s pro rata share of the Senior Notes and in accordance with the Interim Order, and (II) thereafter, except (i) to an Eligible Assignee in accordance with the requirements of Section 11.07(b), (ii) by way of participation in accordance with the provisions of Section 11.07(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.07(f) or (h) (as the case may be),

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(iv) to an SPC in accordance with the provisions of Section 11.07(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.07(d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it).
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless the Backstop DIP Lenders otherwise consent, provided, that, such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;
(B)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption;

(C)    the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any documentation required by Section 3.01(f); and
(D)    notwithstanding anything to the contrary set forth in this Section 11.07, no Loan Party shall be an Assignee hereunder.
(iii)    Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.07(c) and receipt by the Administrative Agent from the parties to each assignment of a processing and recordation fee of $3,500, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be party to this Agreement as a Lender with respect to the interest assigned and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement in addition to any rights and obligations otherwise held by such assignee as a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 11.04 and 11.05). Upon request, and the surrender by the assigning Lender of its Note (if any), the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall not be an effective assignment hereunder.

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(c)    The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) only such Lender shall be eligible to receive the newly-issued shares of common stock of reorganized Geokinetics Inc. in accordance with Section 2.07. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided, that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 11.01(a), (b) or (c) that directly affects such Participant. Subject to Section 11.07(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 (subject to the requirements of Section 3.01(e) and Section 3.01(f)) and 3.04 (through the applicable Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.07(b). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 11.09 as though it were a Lender; provided, that, such Participant agrees to be subject to Section 2.13 as though it were a Lender. Any Lender that sells participations shall maintain a register meeting the requirements of Treasury Regulation Section 5f.103-1(c) (or any successor regulation), on which it enters the name and the address of each Participant and the principal amounts of each Participant’s participation interest in the Commitments and/or Loans (or other rights or obligations) held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation interest as the owner thereof for all purposes notwithstanding any notice to the contrary. In maintaining the Participant Register, such Lender shall be acting as the agent of the Borrower solely for purposes of Treasury Regulation Section 5f.103-1(c) and undertakes no other duty, responsibility or obligation to the Borrower (including, without limitation, in no event shall such Lender be considered a fiduciary of the Borrower for any purpose). In addition to maintaining the Participant Register, such Lender shall, upon request, show the Participant Register to the Borrower, the Administrative Agent and the Backstop DIP Lenders.
(e)    [Reserved].
(f)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that, no such

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pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)    Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01 or 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable and such liability shall remain with the Granting Lender, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee Obligation or credit or liquidity enhancement to such SPC.
(h)    Notwithstanding anything to the contrary contained herein, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided, that, unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 11.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.
(i)    Notwithstanding anything to the contrary contained herein, each of the Backstop DIP Lenders agrees not to assign or otherwise transfer (x) any of its Loans or Commitments if, as a result thereof, the Backstop DIP Lenders and their Affiliates would hold less than 70% of the Total Facility Exposure or (y) its Backstop Commitment. Upon the assignment by any Backstop DIP Lender of a portion of the unutilized Commitment of such Backstop DIP Lender to any Other Lender, the Backstop Commitment of such Backstop DIP Lender shall be increased by the amount of the portion of such unutilized Commitment so assigned.
Section 11.08.    Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information and to not use or disclose such information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ directors, officers, employees, trustees, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental

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Authority or examiner regulating any Agent or Lender; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) to any pledgee referred to in Section 11.07(f) or Section 11.07(h), counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 11.08 by the disclosing party; (h) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); or (i) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 11.08, “Information” means all information received from any Loan Party or its Affiliates or its Affiliates’ directors, officers, employees, trustees, investment advisors or agents, relating to the Parent, the Borrower or any of their Subsidiaries or their business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 11.08, including, without limitation, information delivered pursuant to Section 6.01, 6.02 or 6.03 hereof.
Section 11.09.    Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default but subject in all cases to the provisions of the Orders, each Agent, Lender and their respective Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Agent, Lender and their respective Affiliates to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Agent, Lender and their respective Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender, as the case may be; provided, that, the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender under this Section 11.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent or such Lender may have.
Section 11.10.    Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile transmission or electronic transmission of a .pdf copy of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document; provided, that, original signatures shall be promptly delivered thereafter, it being understood that that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by facsimile or electronic transmission.

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Section 11.11.    Integration. Other than the Orders, this Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided, that, the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
Section 11.12.    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
Section 11.13.    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 11.14.    GOVERNING LAW.
(a)    THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCEPT, WITH RESPECT TO ANY OTHER LOAN DOCUMENT, AS OTHERWISE EXPRESSLY PROVIDED THEREIN AND EXCEPT TO THE EXTENT NEW YORK LAW IS SUPERSEDED BY THE BANKRUPTCY CODE).
(b)    PRIOR TO THE CLOSING OR DISMISSAL OF THE CASES, THE LOAN PARTIES SHALL SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT OVER ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. FOLLOWING THE CLOSING OR DISMISSAL OF A CASE OF ANY LOAN PARTY, ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE PARENT, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, THE PARENT, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE

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BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.
Section 11.15.    WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.15 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 11.16.    Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, the Parent, the Administrative Agent and each Backstop DIP Lender and thereafter shall be binding upon and inure to the benefit of the Borrower, the Parent, each Agent and each Lender and their respective successors and assigns, except that neither the Borrower nor the Parent shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.
Section 11.17.    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent would purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).
Section 11.18.    Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents or the Secured Hedge Agreements (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent

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and the Backstop DIP Lenders. The provisions of this Section 11.18 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.
Section 11.19.    USA PATRIOT Act. Each Lender that is subject thereto hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA PATRIOT Act. The Borrower agrees to provide, and to cause each other Loan Party to provide, such information promptly upon request
[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Very truly yours,
CREDIT PARTIES:	GEOKINETICS INC. By: /s/ Glenn Sniezek Name: Glenn Sniezek Title: Vice President and Treasurer
GEOKINETICS HOLDINGS USA, INC. By: /s/ Glenn Sniezek Name: Glenn Sniezek Title: Vice President and Treasurer
Geokinetics Holdings USA, Inc. 1500 Citywest Boulevard, Suite 800 Houston, Texas 77042 Attention: Bill Moll Telephone: (281) 848-7692 Facsimile: (713) 850-7330

[Signature Page to the DIP Credit Agreement]

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ADMINISTRATIVE AGENT:	CANTOR FITZGERALD SECURITIES By: /s/ James Bond Name: James Bond Title: Chief Operating Officer

[Signature Page to the DIP Credit Agreement]

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BACKSTOP DIP LENDERS:	ASOF II INVESTMENTS, LLC By: /s/ Lawrence First Name: Lawrence First Title: Managing Director
ECF VALUE FUND II, L.P. By: /s/ Jeffrey L. Gates Name: Jeffrey L. Gate Title: Principal of GP

[Signature Page to the DIP Credit Agreement]

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ECF VALUE FUND INTERNATIONAL, LTD. By: /s/ Jeffrey L. Gates Name: Jeffrey L. Gates Title: Investment Manager
ECF VALUE FUND, L.P. By: /s/ Jeffrey L. Gates Name: Jeffrey L. Gates Title: Principal of GP

[Signature Page to the DIP Credit Agreement]

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AMERICAN SECURITIES OPPORTUNITIES FUND, LP By: /s/ Lawrence First Name: Lawrence First Title: Managing Director
AMERICAN SECURITIES OPPORTUNITIES FUND (B), L.P. By: /s/ Lawrence First Name: Lawrence First Title: Managing Director

[Signature Page to the DIP Credit Agreement]

S-5

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